EXECUTION COPY
ASSET PURCHASE AGREEMENT
Dated as of December 22, 2006
By and Among
Electrical Components International, Inc.,
Noma Holding Inc.,
and
GenTek Inc.

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Schedules

Schedule 1.1	Knowledge of Seller
Schedule 2.1(c)	Tangible Personal Property
Schedule 2.1(f)(i)	Leased Real Property
Schedule 2.1(f)(ii)	Owned Properties
Schedule 2.1(j)	Inventory
Schedule 2.2(k)	Excluded Litigation
Schedule 2.2(m)	Other Excluded Assets
Schedule 3.1(b)	Accounting Principles and Methodologies
Schedule 5.2(a)	Conflicts
Schedule 5.2(b)	Required Consents
Schedule 5.3(a)	Subsidiaries
Schedule 5.4(a)(i)	Financial Statement Assumptions and Methodologies
Schedule 5.4(a)(ii)	Business Balance Sheet
Schedule 5.4(b)	Books and Records
Schedule 5.4(d)	Accounts Receivable
Schedule 5.4(e)	Inventory
Schedule 5.7	Taxes
Schedule 5.7(g)	Transferred Subsidiary Tax Returns
Schedule 5.7(j)	Foreign Transferred Subsidiary Tax Incentives
Schedule 5.8(a)	Owned Properties
Schedule 5.8(b)	Real Property Leases
Schedule 5.8(d)	Subleases
Schedule 5.9(i)	Tangible Personal Property
Schedule 5.9(ii)	Remaining Concord Assets
Schedule 5.10(a)	Products
Schedule 5.10(b)	Liens on Intellectual Property
Schedule 5.10(c)	Registered Intellectual Property
Schedule 5.10(e)	Licenses
Schedule 5.10(f)	In-Licensed IP
Schedule 5.11(a)	Material Contracts
Schedule 5.11(b)	Assigned Agreement Default
Schedule 5.11(c)	Shared Contracts
Schedule 5.12(a)	Employee Benefit Plans
Schedule 5.12(g)	Retiree Plans
Schedule 5.12(h)	Foreign Benefit Plans
Schedule 5.12(i)	Unfunded Plans
Schedule 5.12(j)	Incentive Bonuses
Schedule 5.13(a)	Collective Bargaining Agreements
Schedule 5.13(b)	Labor Issues
Schedule 5.13(c)	Employees
Schedule 5.13(d)	Inactive Employees
Schedule 5.13(e)	Closed Facilities
Schedule 5.14	Litigation
Schedule 5.15	Compliance with Laws; Permits

Schedule 5.16	Environmental Matters
Schedule 5.16(h)	Environmental Reports and Permits
Schedule 5.17	Financial Advisors
Schedule 5.18	Related Party Transactions
Schedule 5.19	Insurance
Schedule 5.21	Customers
Schedule 5.22	Suppliers
Schedule 5.23	Product Recalls
Schedule 5.25	Sufficiency of Assets
Schedule 7.2	Conduct of Business Pending the Closing
Schedule 7.2(b)(xv)	Open Sales and Management Positions
Schedule 7.8(d)	KERP
Schedule 7.12	Termination of Intercompany Obligations
Schedule 8.1(f)(i)	Required Consents
Schedule 8.1(f)(ii)	Governmental Approvals
Schedule 8.1(h)	Release of Guarantees
Schedule 8.2(d)	Required Consents

v

ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT, dated as of December 22, 2006 (this “Agreement”), by and among Electrical Components International, Inc., a Delaware corporation (“Purchaser”), Noma Holding Inc., a Delaware corporation (“Seller”), and GenTek Inc., a Delaware corporation and the indirect parent of Seller (“Parent”).
RECITALS:
          WHEREAS, Seller, including through its Subsidiaries, is engaged in the business of designing, manufacturing, assembling and marketing wire harness and cable assembly components at their operations located at McAllen, Texas, Nogales, Arizona, Ontario (Concord and Tillsonburg), Canada, Sonora (Nogales and Imuris), Mexico, Juárez, Mexico, Reynosa, Mexico, and Gujarat, India, and at Parent’s offices in Westland, Michigan, providing cable assembly services at certain of these facilities, and licensing certain of its Marks for other fields of use, excluding the CableTech Business (the “Business”);
          WHEREAS, Seller’s and its Subsidiaries’ operations at the Concord Facility are in the process of being shut down and relocated to other facilities included in the Business;
          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, free and clear of all liabilities, obligations, claims, liens and encumbrances (other than the liabilities, obligations and claims assumed pursuant to this Agreement and the liens and encumbrances permitted by this Agreement), substantially all of the property, assets (other than Excluded Assets) and rights of the Business, and to assume certain liabilities of the Business, upon the terms and subject to the conditions hereinafter set forth;
          WHEREAS, Parent desires that the aforesaid sale be consummated on the terms and conditions set forth in this Agreement, and in connection therewith Parent acknowledges that its non-competition covenant to Purchaser, as provided for in Section 7.13, and the non-competition covenant of Canadian Seller, as provided in the Canada Non-Competition Covenant, are essential elements of the aforesaid sale and but for the agreement of Parent to comply with such covenant and to cause Canadian Seller to enter into and comply with the Canada Non-Competition Covenant, Purchaser would not have entered into this Agreement; and
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETIVE MATTERS
          1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and

“under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
          “Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by Law to close.
          “Business Employee” means any current or former employee, director, independent contractor or consultant of the Business.
          “Business Intellectual Property” means all Intellectual Property used or held for use primarily in the Business or included or incorporated in the Products.
          “Canadian Purchaser” means a corporation or company to be incorporated by the Purchaser as a wholly-owned subsidiary under the laws of Canada or any province thereof.
          “Canadian Seller” means Noma Company, a Nova Scotia company.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Confidential Information” means inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, source and object code, program listings and trade secrets arising from, used in, or otherwise relating to the Business.
          “Contract” means any written, oral or other agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense or other instrument, obligation or commitment or undertaking of any nature (excluding insurance policies, benefit plans and permits).
          “Environmental Law” means any applicable foreign federal, state, provincial or local statute, regulation, ordinance, rule of common law, Order, Permit or other legal requirement currently in effect relating to (i) the protection of human health and safety as they relate to environmental protection, (ii) the environment, natural resources and wildlife, (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (iv) pollution, including without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Ontario Environmental Protection Act, the federal (Canada) Fisheries Act, the Ontario Water Resources Act, and the Canadian Environmental Protection Act, 1999, as each has been amended and the regulations promulgated pursuant thereto.

          “GAAP” means generally accepted accounting principles in the United States as of the date of determination.
          “Governmental Body” means any government or governmental or regulatory or administrative body thereof, or political subdivision thereof, whether national, federal, state, provincial, municipal, local, foreign or multinational, or any agency, instrumentality, commission or authority thereof, or any court, tribunal or arbitrator (public or private), or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
          “Hazardous Material” means any substance which is regulated under Environmental Law including any substance (i) defined as a hazardous or deleterious substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) classified under any Environmental Law as hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, or (iv) contains asbestos or PCBs.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “In-Licensed IP” means all Intellectual Property licensed by a third party to Seller or any of its Subsidiaries and used primarily in the Business or included or incorporated into the Products, except for Off-the-Shelf Software.
          “Intellectual Property” means all worldwide intellectual property rights, including, without limitation, the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) trade secrets and confidential information; and (v) all Software and Technology.
          “IRS” means the Internal Revenue Service.
          “Knowledge of Seller” means the actual knowledge of the Persons set forth on Schedule 1.1.
          “Law” means any law, statute, code, ordinance, rule, regulation, Order or other legally binding requirement of any Governmental Body.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, claims, suits, arbitrations, investigations or proceedings (public or private) by or before a Governmental Body.
          “Liabilities” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, preemptive right, preferential right, easement, right of way, servitude or restriction.
          “Material Adverse Effect” means any circumstance, effect, change, event or development that, individually or together with any other circumstance, effect, change, event or development, is or would reasonably be expected to be, materially adverse to (i) the Assets, Assumed Liabilities, business, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (ii) the ability of Seller and Parent to consummate the transactions contemplated by this Agreement or by the other Transaction Documents to which either of them are or may become a party; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any adverse circumstance, effect, change, event or development to the extent attributable to the impact of the announcement or pendency of the transactions contemplated hereby or the identity or involvement of Purchaser on relationships, contractual or otherwise, with customers, suppliers or employees of the Business; (B) any adverse circumstance, effect, change, event or development attributable to conditions generally affecting the industry in which the Business operates or generally affecting the economy of any country in which the Business has material operations or the U.S. or global economy generally, in each case, which do not disproportionately affect the Business; (C) any adverse circumstance, effect, change, event or development arising from or relating to any action taken, or failure to act, to which Purchaser has expressly consented in writing; (D) changes in Laws after the date hereof; (E) changes in GAAP or the regulatory or interpretative guidance relating thereto after the date hereof; and (F) acts of war, sabotage or terrorism, or any escalation or material worsening of any such acts of war, sabotage or terrorism underway as of the date of this Agreement.
          “NDAs” means (i) non-disclosure agreements; (ii) confidentiality agreements; and (iii) confidentiality and invention assignment agreements.
          “Off-the-Shelf Software” means Software that is widely available and licensed to the public on standard terms, including without limitation software licensed pursuant to “shrink-wrap” and “click-wrap” licenses.
          “Order” means any order, injunction, judgment, decision, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of the Business, consistent with past practices (including with respect to quantity and frequency).
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in public records or in policies of, or commitments for, title insurance and/or plats or surveys which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor on the Financial Statements or the Closing Date Statement; (iii) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising by operation of law and/or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title and other Liens which would not, individually or in the aggregate, reasonably be expected to materially detract from the value, or materially impair the use, of such property as it presently used.
          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, limited liability partnership, labor union, trust, unincorporated organization, Governmental Body or other entity.
          “Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
          “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
          “Products” means all products or services sold, distributed or otherwise disposed of by Seller or any of its Subsidiaries in connection with the Business, and all products or service offerings in development for the purpose of being sold, distributed or otherwise disposed of in connection with the Business.
          “Rebate” means all rebates granted or accrued or committed to be granted or accrued by Seller or any Subsidiary to or for the benefit of any customer of the Business, including any amounts prepaid, paid or credited, or committed to be prepaid, paid or credited, including in connection with any volume discount, price protection, price reduction avoidance, prepaid price reduction, contract extension or similar arrangement.
          “Release” means any release, spill, emission, leaking, pumping, pouring, escaping, dumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the environment, including, without limitation, the abandonment or disposal of barrels, containers or other receptacles.
          “Remedial Action” means all actions required by Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.
          “Representative” of any Person means such Person’s officers, directors, employees, agents, accountants, counsel, advisors, consultants or other representatives.

          “Retained Subsidiaries” means the Subsidiaries other than the Transferred Subsidiaries.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
          “Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.
          “Subsidiaries” means the entities set forth on Schedule 5.3(a).
          “Tangible Personal Property” means furniture, fixtures, mobile and immobile equipment, machinery, vehicles, supplies, inventories, materials, apparatus, tools, implements, appliances, computers, servers, communications and networking equipment, office equipment, parts and supplies and other tangible personal property of every kind and description.
          “Target Working Capital” shall mean an amount equal to $48,319,167.00.
          “Tax” or “Taxes” shall mean any taxes of any kind, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, transfer, withholding, distribution, payroll, employment, social, excise, severance, stamp, occupation, premium, goods and services, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges, together with any surcharge, interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Body.
          “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Body responsible for the administration or collection of any Taxes.
          “Tax Laws” means all Laws relating to Taxes.
          “Tax Returns” shall mean all reports, declarations of estimated Tax, claims for refund, withholding Tax returns, information statements and returns which have been filed or which are required to be filed with a Tax Authority in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.
          “Transaction Documents” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any party to this Agreement in connection with the consummation of the transactions contemplated by this Agreement.
          1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
338 Election	7.10(d)
401(k) Plan	5.12(c)
Accounts Payable	2.3(a)
Accounts Receivable	2.1(i)
Adverse Post-Closing Tax Proceeding	7.10(a)
Adverse Pre-Closing Tax Proceeding	7.10(a)
Affiliate	1.1
Agreement	Preamble
Allocation Schedule	7.10(d)
Annual Financial Statements	5.4(a)
Assets	2.1
Assigned Agreements	2.1(e)
Assumed Liabilities	2.3
Balance Sheet Date	5.4(a)
Benefit Plans	5.12(a)
Bill of Sale	2.5(a)
Books and Records	2.1(h)
Business	Recitals
Business Balance Sheet	5.4(a)
Business Day	1.1
Business Employee	1.1
Business Intellectual Property	1.1
CableTech Business	2.2(h)
Canada Employees	5.13(c)
Canada Non-Competition Covenant	7.13(a)(i)
Canadian Purchaser	1.1
Canadian Seller	1.1
Cap	9.2(a)(ii)
Capital Leases	5.11(a)(xv)
Clearance Certificate	7.10(e)
Closing	4.1
Closing Date	4.1
Closing Date Statement	3.1(b)(ii)
Closing Date Working Capital	3.1(b)(ii)
COBRA	5.12(h)

Term	Section
Code	1.1
Concord Facility	2.2(h)
Confidential Information	1.1
Confidentiality Agreement	7.5(a)
Consent	5.2(b)
Contract	1.1
Copyrights	1.1
Deductible	9.2(a)(i)
Draft Transfer Report	7.8(g)(i)
Environmental Law	1.1
Environmental Permits	5.16(a)
Estimated Statement	3.1(b)(i)
Estimated Working Capital	3.1(b)(i)
Excluded Assets	2.2
Excluded Claim	9.3(c)(i)
Excluded Liabilities	2.4
Final Determination	9.3(c)
Final Working Capital	3.1(b)(v)
Financial Statements	5.4(a)
Foreign Benefit Plan	5.12(h)
Foreign Transferred Subsidiaries	5.7(f)
GAAP	1.1
General Assignment	2.5(a)
Governmental Body	1.1
Hazardous Material	1.1
HSR Act	1.1
Independent Accountants	7.8(g)(i)
Independent Accounting Firm	3.1(b)(iii)(2)
In-Licensed IP	1.1
In-Licenses	5.10(f)
Instruments of Assignment	2.5(a)
Instruments of Assumption	2.5(b)
Intellectual Property	1.1
Interim Financial Statements	5.4(a)
Inventory	2.1(j)
IRS	1.1
KERP	7.8(d)
Knowledge of Seller	1.1
Law	1.1
Lease Assignments	2.5(a)
Leased Real Property	2.1(f)
Legal Proceeding	1.1
Liabilities	1.1
Lien	1.1
Losses	9.1(a)
Marks	1.1

Term	Section
Material Adverse Effect	1.1
Material Contracts	5.11(a)
NDAs	1.1
Noncompetition Period	7.13(a)(i)
Off-the-Shelf Software	1.1
Order	1.1
Ordinary Course of Business	1.1
Other Instruments	2.5(a)
Owned Properties	5.8(a)
Owned Property	5.8(a)
Parent	Preamble
Parent Plans	5.12(a)
Patent Assignment	2.5(a)
Patents	1.1
Permits	1.1
Permitted Exceptions	1.1
Person	1.1
Post-Closing Tax Period	1.1
Pre-Closing Tax Period	1.1
Pre-Closing Tax Proceeding	7.10(a)
Preliminary Purchase Price	3.1(a)
Products	1.1
Purchase Price	3.1(b)(vi)
Purchaser	Preamble
Purchaser Canadian Plan	7.8(g)(i)
Purchaser Indemnified Parties	9.1(a)
Purchaser Plans	7.8(b)
Real Property Lease	5.8(b)
Real Property Leases	5.8(b)
Rebate	1.1
Registered IP	5.10(c)
Release	1.1
Remaining Concord Assets	5.9
Remedial Action	1.1
Representative	1.1
Retained Aviation Products	5.19
Retained Subsidiaries	1.1
Securities Act	6.5
Seller	Preamble
Seller Acquisition Date	5.4(b)
Seller Canadian Plan	7.8(g)(i)
Seller Indemnified Parties	9.1(b)
Seller Marks	7.11(a)
Software	1.1
Stock Powers	2.5(a)
Straddle Period	1.1

Term	Section
Subsidiaries	1.1
Superintendent	7.8(g)(i)
Supply Agreement	7.9(a)
Survival Period	10.1
Tangible Personal Property	1.1
Target Working Capital	1.1
Tax	1.1
Tax Authority	1.1
Tax Laws	1.1
Tax Proceeding	7.10(a)
Tax Returns	1.1
Taxes	1.1
Technology	1.1
Third Party Claim	9.3(b)
Trademark Assignment	2.5(a)
Transaction Documents	1.1
Transfer Report	7.8(g)(i)
Transfer Taxes	7.10(d)
Transferred Benefit Plans	5.12(a)
Transferred Employees	7.8(a)
Transferred Marks	7.11(a)
Transferred Securities	2.1(b)
Transferred Subsidiaries	2.1(b)
Transferred Subsidiary	2.1(b)
Transferred Subsidiary Tax Returns	7.10(b)
Transition Services Agreement	7.9(b)
Undertaking	2.5(b)
WARN Act	5.13(b)
Working Capital	3.1(b)(i)
          1.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     (a) Calculation of Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     (b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars, and any amounts denominated in U.S. dollars shall mean the amount set forth or the equivalent of such amount in any other currency or currencies.
     (c) Headings. The headings contained in this Agreement and the Schedules hereto are for purposes of convenience only and will not affect the meaning or interpretation of this Agreement or any such Schedule. Unless otherwise expressly indicated, any reference in this Agreement (including any Schedule hereto) to an “Article,” “Section,” “subsection,”

“paragraph” or “subparagraph” followed by a number or letter or combination of the two will be a reference to the particular Article, Section, subsection, paragraph or subparagraph of this Agreement bearing such number, letter or combination thereof.
     (d) Hereof and Herein. The terms “hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph, subparagraph or other subdivision hereof or any Schedule, Exhibit or other attachment hereto.
     (e) Including. The terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.”
     (f) Gender and Number. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other gender or neuter, as applicable.
     (g) Statutes and Regulations. Any reference in this Agreement to a particular statute, regulation or code (including any specific provision thereof) includes all regulations and rules thereunder, all amendments thereto in force at the applicable time (including amendments to provision references).
          1.4 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
TRANSFER OF ASSETS AND LIABILITIES
          2.1 Assets to be Sold. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall and shall cause the Retained Subsidiaries to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Retained Subsidiaries, all of Seller’s and the Subsidiaries’ right, title and interest in and to all of the properties, assets, rights and claims of Seller and the Subsidiaries used or held for use primarily in the Business (other than Excluded Assets), of every kind, character and description, whether tangible, intangible, personal or mixed and wherever located, whether or not carried on the books of Seller and the Subsidiaries (collectively, the “Assets”), free and clear of all liabilities, obligations and Liens, except the Assumed Liabilities and Permitted Exceptions, including, without limitation, the following:
     (a) All of the Business Intellectual Property;
     (b) All of the capital stock or other equity interests (collectively, the “Transferred Securities”) of each of Noma O.P., Inc., a Delaware corporation, Noma de Reynosa, S.A. de C.V., a company organized and existing under the laws of Mexico, GenTek Technology Pvt. Ltd., a company organized and existing under the laws of India, and Sistemas y Conexiones

Integradas, S.A. de C.V., a company organized and existing under the laws of Mexico (each, a “Transferred Subsidiary” and, collectively, the “Transferred Subsidiaries”);
     (c) All Tangible Personal Property owned, leased or held for use by Seller or a Subsidiary and located at the Leased Real Property or the Owned Properties (other than the Remaining Concord Assets), in the possession or control of Transferred Employees for use primarily in the operation of the Business, or otherwise used or held for use primarily in connection with the Business, a schedule of which Tangible Personal Property used in the Business and carried on the books of account of the Business with a value in excess of $50,000 is set forth on Schedule 2.1(c);
     (d) All claims, deposits, prepayments and similar items arising primarily out of, or relating primarily to, the Business, the Assets or the Assumed Liabilities, and the full benefit of any and all security for such items;
     (e) All Contracts to which any Seller or a Subsidiary is a party and which arise primarily out of or relate primarily to the Assets (including Capital Leases), the Assumed Liabilities or the conduct of the Business (collectively, the “Assigned Agreements”), including all rights to receive goods and services purchased pursuant to such Contracts and all claims and rights to take any other actions arising out of or related to such Contracts or in respect thereof;
     (f) The Real Property Leases set forth on Schedule 2.1(f)(i) (the “Leased Real Property”) and the Owned Properties set forth on Schedule 2.1(f)(ii) and, in each case, all buildings, structures and other improvements situated thereon;
     (g) To the extent transferable, all Permits of Seller and the Subsidiaries used or held for use primarily in connection with the ownership, lease or operation of the Assets or the conduct of the Business;
     (h) Subject to Section 2.2(c), originals or true copies of all books, records, agreements, invoices, correspondence, files and other documents (whether on paper, computer diskette, tape or other storage media) prepared for or associated primarily with the Assets, the Assumed Liabilities or the operation of the Business (“Books and Records”), including, but not limited to, stock records, minute books, other corporate records, property records, production records, purchase and sales records, credit data, marketing, advertising and promotional materials, sales literature, personnel and payroll records pertaining to Transferred Employees (to the extent not prohibited under applicable Law), accounting records, financial reports, Tax Returns in the possession or control of Seller or a Subsidiary (other than Tax Returns of or that include (where such return is prepared on a consolidated, combined, unitary or affiliated basis) Seller or any Subsidiary and income Tax Returns of any Retained Subsidiary), fixed asset lists, customer, vendor, supplier, distributor and sales prospect lists, records and information, parts lists, manuals, technical and repair data, correspondence, files and any similar items;
     (i) All billed and unbilled accounts and notes receivable to the extent arising out of or associated with the operation of the Business or the Assets (“Accounts Receivable”), and the full benefit of any and all security for such Accounts Receivable and any unpaid financing charges accrued thereon;

     (j) All raw material inventories, work-in-process, consignment inventory, inventory being tolled and finished products, in any case, which are located at the Leased Real Property or the Owned Properties, in transit to the Leased Real Property or the Owned Properties, in the possession or control of any customer of the Business, or located at any location set forth on Schedule 2.1(j) (the “Inventory”);
     (k) Subject to Section 2.2(g), all information systems, hardware, telephone systems, software systems, database and database systems used or held for use primarily in the conduct or operation of the Business and any and all rights thereunder;
     (l) All express or implied warranties, representations or guarantees made by suppliers furnishing goods (including the Tangible Personal Property) or services to Seller or any Subsidiary used primarily in the Business, including warranties, representations, guarantees or other obligations related to product support or maintenance;
     (m) Subject to Section 2.2(d), all rights, claims and causes of action against third parties to the extent relating to the Assets or the operation of the Business, including, but not limited to, all such claims against customers;
     (n) Any assets relating to the Transferred Benefit Plans as provided in Section 7.8;
     (o) All insurance proceeds received by Parent, Seller or any of their subsidiaries to the extent related to the Business (other than the Excluded Assets and the Excluded Liabilities) or any Assets as a result of any damage or claim occurring between the date of this Agreement and the Closing Date and any rights, claims or causes of action existing or arising primarily in respect of the Business (other than the Excluded Assets and the Excluded Liabilities) and the Assets (to the extent such proceeds have not been applied to mitigate such damage or claim);
     (p) All prepaid expenses, including prepaid real estate and ad valorem Taxes, leases and rentals, to the extent related to the Business, Assets or Assumed Liabilities;
     (q) All stationery, forms, labels, shipping materials, brochures, art work, photographs, advertising materials and any similar items used or held for use primarily in the Business;
     (r) All goodwill associated with the Business or the Assets; and
     (s) All other properties, assets, rights and claims reflected on the Business Balance Sheet or accrued after the date thereof and which would reasonably be expected to be reflected thereon if the Business Balance Sheet were prepared as of the Closing Date, or otherwise used or held for use primarily in the conduct or operation of the Business, including all properties, assets, rights and claims included in the definition of Working Capital and reflected on the Closing Date Statement, but not otherwise described in this Section 2.1.
          2.2 Excluded Assets. Notwithstanding any other provision of this Agreement, the Assets shall not include, and Seller and the Retained Subsidiaries shall retain all of their right, title and interest in and to, all of the following properties, assets, rights and claims of Seller and the Subsidiaries (collectively, the “Excluded Assets”), which shall not be sold, conveyed, assigned, transferred or delivered to Purchaser:

     (a) All cash on hand and short-term instruments and all similar types of investments, such as certificates of deposit, treasury bills and other marketable securities as of the Closing Date (other than any of the foregoing held by any Transferred Subsidiary as of the Closing Date);
     (b) All insurance policies and bonds of Parent, Seller or any of their subsidiaries or otherwise (other than any such insurance policies and bonds maintained by the Transferred Subsidiaries), including, except as set forth in Section 2.1(o), all rights, claims and causes of action of every nature and description under or arising out of such insurance policies;
     (c) All original Books and Records that would otherwise constitute Assets but for the fact that Seller or a Retained Subsidiary is required to retain such original books and records pursuant to applicable Law (in which case copies of such Books and Records shall be included in the Assets);
     (d) All claims, rights, interests and proceeds with respect to Tax refunds relating to any Pre-Closing Period as set forth in Section 7.10;
     (e) All assets of the Business sold or otherwise disposed of not in violation of the terms of this Agreement during the period from the date of this Agreement until the Closing Date;
     (f) The minute books, incorporation documents, stock transfer, and Tax Returns of or that include (where such return is prepared on a consolidated, combined, unitary or affiliated basis) the Seller or any Subsidiary and the income Tax Returns of any Retained Subsidiary or similar related corporate records of Seller and the Retained Subsidiaries;
     (g) The assets being provided to Purchaser pursuant to the Transition Services Agreement;
     (h) The Owned Real Property located in Concord, Ontario, and all buildings, structures and other improvements thereon (the “Concord Facility”), and the Remaining Concord Assets;
     (i) All of the properties, assets, rights and claims used or held for use primarily in Seller’s insulated wire business located in Mineral Wells, Texas (the “CableTech Business”), and all other assets located in Mineral Wells, Texas that are used or held for use primarily in any business other than the Business;
     (j) All equity interests held by Seller or any Retained Subsidiary (other than equity interests in the Transferred Subsidiaries);
     (k) All rights, claims and causes of action of Seller or any Subsidiary (i) described on Schedule 2.2(k), or (ii) against any third party arising out of any facts or circumstances relating to any claim by a third party against Seller that constitutes an Excluded Liability;
     (l) All Benefit Plans, except Transferred Benefit Plans, and all assets related thereto; and

     (m) All assets, rights and properties listed on Schedule 2.2(m).
          2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume only the following Liabilities of Seller and the Subsidiaries (collectively, the “Assumed Liabilities”):
     (a) All accounts payable of the Business as of the Closing (to the extent that such accounts payable relate to the Business and other than any accounts payable to Seller or any Affiliate of Seller) to the extent reflected in Working Capital as of the Closing Date (“Accounts Payable”);
     (b) All accrued expenses of the Business as of the Closing (to the extent such accrued expenses relate to the Business) to the extent reflected in Working Capital as of the Closing Date, including, for the avoidance of doubt, liabilities for non-income Taxes in the amount reflected in Working Capital as of the Closing Date;
     (c) All obligations of Seller and the Subsidiaries under the Assigned Agreements, to the extent such obligations (i) were not due to have been satisfied or discharged at or prior to the Closing, (ii) are reflected on the Closing Date Statement, or (iii) are not required to be reflected on the Closing Date Statement and have not arisen as a result of a default or breach of such Assigned Agreement or this Agreement by Seller or any Subsidiary;
     (d) All Permitted Exceptions to which the Assets are subject;
     (e) The Liabilities assumed pursuant to Section 7.8 (including any Liabilities resulting from the failure of Purchaser to comply with Section 7.8);
     (f) The Liabilities listed on Schedule 5.11(b)(1); and
     (g) All other Liabilities of the Business arising after the Closing.
          2.4 Excluded Liabilities. Notwithstanding any other provision in this Agreement, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or the Subsidiaries or their respective Affiliates of whatever nature, whether presently in existence or arising hereafter (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary, the Assumed Liabilities shall not include for the purposes of this Agreement, without limitation, any of the following:
     (a) Except as set forth in Section 7.12 and except for indebtedness under Capital Leases, any indebtedness of Seller or any of the Subsidiaries;
     (b) Any Liabilities to the extent arising out of or relating to an Excluded Asset;
     (c) Any Liabilities to the extent arising from or as a result of the conduct of any business of Seller or any of the Subsidiaries other than the Business;

     (d) Liabilities with respect to any Legal Proceedings (including all Legal Proceedings set forth on Schedules 2.2(k) and 5.14);
     (e) Except for any non-income Taxes in the amount assumed by Purchaser pursuant to Section 2.3(b) and any Transfer Taxes to be paid by Purchaser pursuant to Section 7.10(d) hereof, (A) any Liabilities of Seller or any Affiliate of Seller (other than the Transferred Subsidiaries) for the Taxes of Seller or its Affiliates (other than the Transferred Subsidiaries) and (B) all Taxes of any Person imposed on Seller or any of its Affiliates (other than the Transferred Subsidiaries) as a result of being a member of any consolidated, combined, affiliated or unitary Tax group or as a transferee or successor, by contract, or otherwise;
     (f) Any Liabilities and expenses for any accounting, legal, investment banking, brokerage or similar fees or expenses incurred by Seller or any of its Affiliates in connection with the negotiation and preparation of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;
     (g) Any Liabilities relating to Business Employees of Seller and the Subsidiaries with respect to their employment or service relationship with Seller and/or its Subsidiaries, whether or not arising under any Benefit Plan, other than a Transferred Benefit Plan as provided in Section 7.8, for periods ending on or prior to the Closing Date, other than those expressly assumed by Purchaser pursuant to this Agreement or which are reflected in Working Capital as of the Closing Date;
     (h) any Liabilities relating to the design, manufacture, marketing, sale, distribution or other disposition of Retained Aviation Products, including any obligation to maintain any insurance with respect thereto;
     (i) Any Liabilities relating to any stock option or other equity-based award granted by Parent or any of its Affiliates to any Transferred Employee;
     (j) Any Liabilities relating to any bonus that may become payable to a Transferred Employee as a result of the transactions contemplated by this Agreement (other than any such bonus agreement between Purchaser or any of its Affiliates and such Transferred Employee);
     (k) Any Liabilities relating to any claim for personal injury and/or property damage to the extent arising out of pre-Closing occurrences or the operation of the Business or the sale of Products prior to the Closing Date and based on product liability, strict liability or other similar theories of recovery, but excluding any Liabilities arising under worker’s compensation legislation to the extent such Liabilities would be covered by worker’s compensation insurance coverage required by applicable Law to be maintained by Purchaser;
     (l) Any Liabilities of Seller and the Subsidiaries existing as of the Closing Date which should have been reflected on the Business Balance Sheet or the Closing Date Statement and which are not so reflected, unless they are Assumed Liabilities;
     (m) Any Liabilities (including, without limitation, any severance, restructuring, relocation, and environmental and clean up costs) to the extent arising from or related to the closing of the Concord Facility;

     (n) Any Liabilities arising from or related to the sale of the facility located in Stouffville, Ontario to Southwire Canada Company, including all Liabilities arising under all Contracts entered into in connection with such sale;
     (o) Subject to Section 7.8, any Liabilities arising under the WARN Act and other similar applicable Laws due to any actions taken by Seller or any Subsidiary prior to the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement (including the Concord Facility), except for any Liability resulting from any action taken by Purchaser; and
     (p) Any Liabilities or obligations owed to Parent, Seller or any of their respective Affiliates to the extent not reflected in Working Capital as of the Closing Date, other than pursuant to the Transaction Documents and the Assigned Agreements.
          2.5 Transfer of Assets and Assumption of Liabilities.
     (a) At the Closing, Seller and the Subsidiaries shall effectuate the sale, conveyance, assignment, transfer and delivery of the Assets to Purchaser by delivering to Purchaser or its designees each of the following: (i) a duly executed bill of sale, in a customary form as shall be mutually agreed to by Seller and Purchaser (the “Bill of Sale”); (ii) a duly executed assignment and assumption agreement relating to the Assigned Agreements, Permits and other Assets held by Seller and the Retained Subsidiaries, in a customary form as shall be mutually agreed to by Seller and Purchaser (the “General Assignment”); (iii) a duly executed assignment of Marks with respect to the Marks included in the Business Intellectual Property and held by Seller and the Retained Subsidiaries, in a customary form as shall be mutually agreed to by Seller and Purchaser (the “Trademark Assignment”); (iv) a duly executed assignment of Patents with respect to the Patents included in the Business Intellectual Property and held by Seller and the Retained Subsidiaries, in a customary form as shall be mutually agreed to by Seller and Purchaser (the “Patent Assignment”); (v) certificates representing the Transferred Securities, duly endorsed to Purchaser and/or its designee(s) (it being understood and agreed that Purchaser may designate any one or more Person(s), whether or not an Affiliate, to acquire any portion of the Transferred Securities by providing written notice of such designation to Seller not less than three (3) Business Days prior to the Closing Date and by certifying that Purchaser’s representations and warranties set forth in Section 6.5 hereof also apply to, and are true and accurate in all respects with regard to, such designee(s); provided, that no such designation shall relieve Purchaser of any obligation hereunder) or accompanied by stock powers duly executed in blank or duly executed instruments of transfer with appropriate stock transfer tax stamps, if any, affixed, and any other documents, in form and substance satisfactory to Purchaser, that are necessary to transfer good and valid title to such capital stock or other equity interest of the Transferred Subsidiaries to Purchaser and/or its designee(s) (collectively, the “Stock Powers”); (vi) a duly executed assignment and assumption of lease for each of the Leased Real Properties (collectively, the “Lease Assignments”); and (vii) such other good and sufficient instruments of conveyance and transfer (collectively, the “Other Instruments” and, collectively with the Bill of Sale, the General Assignment, the Trademark Assignment, the Patent Assignment, the Stock Powers, and the Lease Assignments, the “Instruments of Assignment”) as are reasonably necessary to vest in Purchaser good and valid title to the Assets, free and clear of all liabilities, obligations, claims and Liens except the Assumed Liabilities and Permitted Exceptions.

     (b) At the Closing, Purchaser shall deliver to Seller and the Subsidiaries a duly executed undertaking, in a customary form as shall be mutually agreed to by Seller and Purchaser (the “Undertaking”), whereby Purchaser shall assume and agree to perform, pay, or discharge, when due, the Assumed Liabilities, effective as of the Closing, and such other instruments, documents or agreements (collectively, the “Instruments of Assumption”) as are reasonably necessary to evidence Purchaser’s assumption of and agreement to pay and discharge the Assumed Liabilities.
          2.6 Non-assignable Contracts.
     (a) To the extent that any Assigned Agreement is not capable of being assigned to Purchaser at the Closing without the Consent of any other party thereto or any Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any applicable Law, this Agreement shall not constitute an assignment or an attempted assignment thereof, unless and until such Consent has been obtained.
     (b) In the event that any Consent referred to in Section 2.6(a) has not been obtained prior to the Closing, at Seller’s sole cost and expense, Seller shall use its commercially reasonable efforts, and Purchaser and Parent shall cooperate with Seller, to obtain each and every such Consent and to resolve the impracticalities of assignment referred to in Section 2.6(a) after the Closing.
     (c) To the extent that the Consents referred to in Section 2.6(a) have not been obtained prior to the Closing, until the impracticalities of assignment referred to in Section 2.6(a) hereof are resolved, Seller and the applicable Retained Subsidiary shall use their commercially reasonable efforts to (i) cooperate with Purchaser in any reasonable and lawful arrangement designed to provide Purchaser the benefits of any Assigned Agreement referred to in Section 2.6(a), and (ii) enforce, for the account and benefit of Purchaser, any and all rights of Seller and the applicable Retained Subsidiary arising from the Assigned Agreements referred to in Section 2.6(a) against all other parties thereto (including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser). To the extent that Purchaser is provided the benefits pursuant to this Section 2.6(c) of any Assigned Agreement, Purchaser shall perform, on behalf of Seller and the applicable Retained Subsidiary, for the benefit of all other parties thereto, the obligations of Seller and the applicable Retained Subsidiary thereunder or in connection therewith (and in the event that any action by Purchaser results in any material default thereunder or in connection therewith, and any such material default results in the termination of such Assigned Agreement, Purchaser shall no longer be entitled to receive the benefits of such Assigned Agreement). Any failure by Purchaser to perform the obligations of Seller or the applicable Retained Subsidiary under any such Assigned Agreement or in connection therewith shall constitute a breach by Purchaser of its covenants under this Section 2.6(c). Nothing contained in this Section 2.6 shall constitute a waiver of, or impair, Purchaser’s rights under Section 8.1 or ARTICLE IX.
          2.7 Payments Post-Closing.
     (a) If, following the Closing Date, Seller or any of its Affiliates receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Assets or otherwise relating to the conduct or operation of the Business after Closing (excluding any payment or other proceeds relating to or included in the Excluded Assets and excluding refunds for Taxes that are allocable to a Pre-Closing Tax Period), including with respect to any Accounts Receivable or Inventory purchased by Purchaser hereunder, Seller shall, and shall cause its Affiliates to, promptly remit to Purchaser the amount of any such payments or other proceeds. On the last day of each month during the six (6) month period beginning on the Closing Date, Seller shall report to Purchaser the amount of all such payments or proceeds so received.
     (b) If, following the Closing Date, Purchaser or any of its Affiliates receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Excluded Assets, the conduct or operation of the Business prior to Closing (excluding any payment or other proceeds relating to or included in the Assets), or otherwise relating to the conduct or operation of Seller and its Subsidiaries other than the Business, Purchaser shall, and shall cause its Affiliates to, promptly remit to Seller the amount of any such payments or other proceeds. On the last day of each month during the six (6) month period beginning on the Closing Date, Purchaser shall report to Seller the amount of all such payments or proceeds so received.
          2.8 Withholding. Purchaser (or any other Person responsible for withholding any amount with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law (including the Tax Laws of Mexico and India). Purchaser shall timely remit or deposit all withheld amounts with the applicable Governmental Body and provide Seller or the applicable Retained Subsidiary with any return or other document required to be prepared with respect to such deposit or remittance or other evidence of deposit or remittance acceptable to Seller or such Retained Subsidiary, as the case may be. To the extent that amounts are so deducted, withheld and timely and appropriately remitted or deposited with the relevant Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
CONSIDERATION
          3.1 Consideration.
     (a) Preliminary Purchase Price. The preliminary purchase price for the Assets and the covenant not to compete contained in Section 7.13 (Non-Competition) and in the Canada Non-Competition Covenant shall be an amount of cash equal to Seventy-Five Million Dollars ($75,000,000), less (x) the amount of any indebtedness of the Transferred Subsidiaries (other than any indebtedness owed by a Transferred Subsidiary to another Transferred Subsidiary) and indebtedness under Capital Leases as of the Closing Date, plus (y) the amount of cash (not to exceed One Million Five Hundred Thousand Dollars ($1,500,000)) of the Transferred

Subsidiaries as of the Closing Date (the “Preliminary Purchase Price”). On the Closing Date, Purchaser shall pay the Preliminary Purchase Price, as adjusted pursuant to Section 3.1(b)(i), to Seller in cash, which shall be paid by wire transfer of immediately available United States funds into an account or accounts designated by Seller in writing not less than three (3) Business Days prior to the Closing Date. For Tax purposes, the Preliminary Purchase Price and the adjustment to the Preliminary Purchase Price shall be allocated in accordance with Section 7.10(f).
     (b) Adjustment of Preliminary Purchase Price. The Preliminary Purchase Price shall be subject to adjustment as provided in this Section 3.1(b).
     (i) Estimated Statement. As of the close of business on the fifth (5th) Business Day immediately preceding the Closing Date, Seller will deliver to Purchaser a statement (the “Estimated Statement”) setting forth (A) Seller’s reasonable good faith estimate of (i) the sum of (w) Accounts Receivable, net of applicable reserves (to the extent such reserves are not reflected in clause (ii) below), (x) prepaid expenses of the Business, (y) Inventory, net of applicable reserves (to the extent such reserves are not reflected in clause (ii) below), and (z) other current assets of the Business, minus (ii) the sum of (x) Accounts Payable, (y) accrued compensation of the Business, and (z) other current liabilities of the Business (excluding Excluded Liabilities and the current portion of any indebtedness referred to in clause (x) of Section 3.1(b)), in each case, calculated as of the Closing Date in accordance with the accounting principles and methodologies (including GAAP) employed by Seller in preparing the Business Balance Sheet and those set forth on Schedule 3.1(b) consistently applied (such amount generally, “Working Capital,” and such amount estimated as of the Closing Date, the “Estimated Working Capital”), and (B) the calculation of the Preliminary Purchase Price, as adjusted pursuant to this Section 3.1(b)(i) (including (i) the amount of indebtedness of the Transferred Subsidiaries (other than any indebtedness owed by a Transferred Subsidiary to another Transferred Subsidiary) and indebtedness under Capital Leases and (ii) the amount of cash of the Transferred Subsidiaries, in each case estimated as of the Closing Date). The Estimated Statement shall be signed by Seller’s Chief Financial Officer and accompanied by reasonable supporting documentation. Purchaser shall have the right to review the Estimated Statement and such supporting documentation or data of Seller and its Subsidiaries as Purchaser may reasonably request. In the event that Purchaser does not agree with Seller’s estimate, Seller and Purchaser shall negotiate in good faith to mutually agree on an acceptable estimate of the Estimated Working Capital, and Seller shall consider in good faith any proposed comments or changes that Purchaser may reasonably suggest; provided, however, that Seller’s failure to include in the Estimated Statement any changes proposed by Purchaser, or the acceptance by Purchaser of the Estimated Statement, shall not limit or otherwise affect Purchaser’s remedies under this Agreement, including Purchaser’s right to include such changes or other changes in the Closing Date Statement, or constitute an acknowledgment by Purchaser of the accuracy of the Estimated Statement. If the Estimated Working Capital is less than the Target Working Capital, the Preliminary Purchase Price payable by Purchaser to Seller at Closing shall be reduced by the amount of such shortfall, and if the Estimated Working Capital is greater than the Target Working Capital, the Preliminary Purchase Price payable by Purchaser to Seller at Closing shall be increased by the amount of such excess; provided, however, that if the amount of such reduction or increase is less than One Million Dollars ($1,000,000), then for purposes of this Section 3.1(b)(i), no adjustment shall be made to the Preliminary Purchase Price.
     (ii) Closing Date Statement. No later than sixty (60) calendar days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Date Statement”) of the actual (x) Working Capital as of the Closing Date (such amount, the “Closing Date Working Capital”), (y) amount of indebtedness of the Transferred Subsidiaries (other than any indebtedness owed by a Transferred Subsidiary to another Transferred Subsidiary) and indebtedness under Capital Leases as of the Closing Date, and (z) amount of cash of the Transferred Subsidiaries as of the Closing Date, which Closing Date Statement shall be prepared in accordance with the accounting principles and methodologies (including GAAP) employed by Seller in preparing the Business Balance Sheet and those set forth on Schedule 3.1(b) consistently applied. The Closing Date Statement shall be signed by Purchaser’s Chief Financial Officer and accompanied by reasonable supporting documentation. Following the Closing, each of Purchaser and Seller shall give the other party reasonable access at all reasonable times to the properties, books, records and personnel of the Business for purposes of preparing, reviewing and resolving any disputes concerning the Closing Date Statement. Seller shall, and shall use commercially reasonable efforts to cause its accountants to, cooperate with Purchaser and its accountants to the extent required to enable Purchaser to prepare the Closing Date Statement in accordance with this Agreement.
     (iii) Disputes.
               (1) Subject to clause (2) of this Section 3.1(b)(iii), the Closing Date Statement delivered by Purchaser to Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto.
               (2) Seller may dispute any amounts reflected on the Closing Date Statement; provided, however, that Seller shall be deemed to have agreed to each item or amount set forth in the Closing Date Statement (and waived any right to dispute the same) unless Seller has notified Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) calendar days after Purchaser’s delivery of the Closing Date Statement to Seller. In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto; provided, that such amounts shall not be less, with respect to assets, or more, with respect to liabilities, than the amounts shown in Purchaser’s calculation delivered pursuant to

Section 3.1(b)(ii) nor more, with respect to assets, or less, with respect to liabilities, than the amounts shown in Seller’s calculation delivered pursuant to this Section 3.1(b)(iii)(2). If Seller and Purchaser are unable to reach a resolution with such effect within thirty (30) calendar days after receipt by Purchaser of Seller’s written notice of dispute, Seller and Purchaser shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Purchaser and Seller (such accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within forty five (45) calendar days after such submission, determine and report to Purchaser and Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.
     (iv) Final Closing Date Statement. The Closing Date Statement shall be deemed final and binding for the purposes of this Section 3.1(b) upon the earliest of (A) the failure of Seller to notify Purchaser of a dispute within thirty (30) calendar days of Purchaser’s delivery of the Closing Date Statement to Seller, (B) the resolution of all disputes, pursuant to Section 3.1(b)(iii)(2), by Purchaser and Seller and (C) the resolution of all disputes, pursuant to Section 3.1(b)(iii)(2), by the Independent Accounting Firm.
     (v) Purchase Price Adjustment. Within three (3) Business Days after the Closing Date Statement is deemed final and binding pursuant to Section 3.1(b)(iv) (the Working Capital amount reflected on such final Closing Date Statement, the “Final Working Capital”), the Preliminary Purchase Price shall be, if necessary, further adjusted such that Purchaser and Seller receive or make payments to each other so that, after taking into account any prior payments under Section 3.1(b)(i), each party receives or makes payments in an amount exactly equal to the amount that would have been made under Section 3.1(b)(i) if the Estimated Working Capital had equaled the Final Working Capital and if the amount of indebtedness and cash reflected on the Estimated Statement had equaled the amount of indebtedness and cash reflected on such final Closing Date Statement. All payments to be made under this Section 3.1(b)(v) shall be made on a net basis taking into account payments received under Section 3.1(b)(i).
     (vi) Payment. If the amount of any adjustment pursuant to clause (v) above results in an increase in the Preliminary Purchase Price, then Purchaser shall, within three (3) Business Days after the Closing Date Statement is deemed final, pay to Seller the amount of such increase by wire transfer of immediately available funds to the account specified by Seller. If the amount of any adjustment pursuant to clause (v) above results in a decrease in the Preliminary

Purchase Price, then Seller shall, within three (3) Business Days after the Closing Date Statement is deemed final, pay to Purchaser the amount of such decrease by wire transfer of immediately available funds to the account specified by Purchaser. The Preliminary Purchase Price as so adjusted by Section 3.1(b), is referred to herein as the “Purchase Price.” Any payment amount shall bear interest thereon from the Closing Date to the date of payment at the rate equal to one percent (1%) above the prime rate of JPMorgan Chase Bank, N.A. on the Closing Date.
ARTICLE IV
CLOSING AND TERMINATION
          4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP located at Embarcadero Center West, 275 Battery Street, 26th Floor, San Francisco, California 94111-3305 (or at such other place as the parties may designate in writing) at 10:00 a.m. (San Francisco time) on a date to be specified by the parties, which date shall be no later than the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
          4.2 Closing Deliveries. At the Closing:
     (a) Seller and, where applicable, Parent or the applicable Subsidiary shall deliver or cause to be delivered to Purchaser:
     (i) a receipt for the Preliminary Purchase Price;
     (ii) the Bill of Sale;
     (iii) the General Assignment;
     (iv) the Trademark Assignment;
     (v) the Patent Assignment;
     (vi) all certificates representing the Transferred Securities, duly endorsed or accompanied by the Stock Powers duly executed in blank with appropriate transfer stamps, if any, affixed, and otherwise sufficient to transfer title to such shares or other equity interests to Purchaser and/or its designee, free and clear of any and all Liens, along with any further documents and evidence of any Third Party Consents that may be required to properly transfer the Transferred Securities;

     (vii) the Lease Assignments;
     (viii) the Other Instruments, if any;
     (ix) the Transition Services Agreement, in a form as shall be mutually agreed to by Seller and Purchaser in accordance with Section 7.9(b);
     (x) the Supply Agreement, in a form as shall be mutually agreed to by Seller and Purchaser in accordance with Section 7.9(a);
     (xi) the Canada Non-Competition Covenant executed by Canadian Seller pursuant to Section 7.13(a)(ii);
     (xii) duly executed counterparts of the Consents, approvals and registrations referred to in Section 8.1(f);
     (xiii) a certificate executed by a duly authorized officer of Seller and Parent certifying as to the matters set forth in Sections 8.1(a), (b) and 8.1(e); and
     (xiv) all other documents, certificates, instruments, Books and Records or writings required to be delivered by Parent, Seller or any Subsidiary at or prior to the Closing pursuant to this Agreement or otherwise required in connection with the consummation of the transactions contemplated hereby.
     (b) Purchaser shall deliver or cause to be delivered to Seller:
     (i) evidence of the wire transfer of the Preliminary Purchase Price pursuant to Section 3.1(a);
     (ii) the Undertaking;
     (iii) the Instruments of Assumption, if any;
     (iv) the General Assignment;
     (v) the Lease Assignments;
     (vi) the Transition Services Agreement;
     (vii) the Supply Agreement;
     (viii) a certificate executed by a duly authorized officer of Purchaser, certifying as to the matters set forth in Sections 8.2(a) and (b); and
     (ix) all other documents, certificates, instruments or writings required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection with the consummation of the transactions contemplated hereby.

     (c) All deliveries at the Closing as provided for in this Section 4.2 shall be deemed to be made and effected simultaneously and all such deliveries shall be deemed to be in escrow until all such deliveries have been made and effected.
          4.3 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
     (a) at the election of Seller or Purchaser on or after April 30, 2007, if the Closing shall not have occurred by the close of business on such date; provided, however, that the terminating party is not in material default of any of its obligations hereunder.
     (b) by mutual written consent of Seller and Purchaser;
     (c) by Seller or Purchaser if there shall have been enacted, issued, promulgated or enforced any Law that makes the consummation of the transactions contemplated hereby illegal, or if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);
     (d) by Seller if there shall have been a breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.2(a) or (b), and such breach shall not have been cured within thirty (30) days following receipt by Purchaser of written notice of such breach from Seller; or
     (e) by Purchaser if there shall have been a breach of any representation, warranty, covenant or agreement of Parent or Seller set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.1(a) and (b), and such breach shall not have been cured within thirty (30) days following receipt by Seller of written notice of such breach from Purchaser.
          4.4 Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.3, written notice thereof shall forthwith be given to the other party or parties, specifying the provision of Section 4.3 pursuant to which such termination is made, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Purchaser or Seller.
          4.5 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 4.3, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, Parent, Seller or any Subsidiary, provided, that no such termination shall relieve any party hereto from liability for any breach of this Agreement and, provided, further, that the obligations of the parties set forth in Sections 7.5 and ARTICLE X (other than Section 10.1) hereof shall survive any such termination and shall be enforceable hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
          Parent and Seller hereby represent and warrant to Purchaser as follows:
          5.1 Organization and Good Standing; Authorization.
     (a) Each of Parent and Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business (including the Business) as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
     (b) Each of Parent, Seller and the Subsidiaries have all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party in connection with the consummation of the transactions contemplated by this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which Parent, Seller or any such Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent, Seller and such Subsidiary. This Agreement has been, and each of the Transaction Documents to which Parent, Seller or any such Subsidiary is a party will be at or prior to the Closing, duly and validly executed and delivered by Parent, Seller and such Subsidiary, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Transaction Document to which Parent, Seller or such Subsidiary is a party, when so executed and delivered, will constitute, the legal, valid and binding obligations of Parent, Seller and such Subsidiary, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          5.2 Conflicts; Consents of Third Parties.
     (a) Except as set forth on Schedule 5.2(a), none of the execution and delivery by Parent, Seller or the Subsidiaries of this Agreement or the Transaction Documents to which Parent, Seller or any such Subsidiary is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent, Seller or such Subsidiary with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the constituent documents of Parent, Seller or such Subsidiary; (ii) any Contract or Permit to which Parent, Seller or such Subsidiary is a party or by which any of their respective properties or assets are bound; (iii) any Order of any Governmental

Body applicable to Parent, Seller or such Subsidiary or by which any of their respective properties or assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have a Material Adverse Effect.
     (b) Except as set forth on Schedule 5.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to (each, a “Consent”), any Person or Governmental Body is required on the part of Parent, Seller or the Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents to which Parent, Seller or any such Subsidiary is a party or the compliance by Parent, Seller or such Subsidiary with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such Consents, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
          5.3 Subsidiaries.
     (a) Schedule 5.3(a) hereto sets forth the name of each Subsidiary and (i) with respect to each Transferred Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock or aggregate equivalent equity interests, the number and class of shares or other equity interests thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner, and (ii) with respect to each Retained Subsidiary, whether it is wholly-owned by Seller or another Retained Subsidiary and, if not so wholly-owned, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. All of the issued and outstanding shares of capital stock or equity interests of each Transferred Subsidiary were duly authorized for issuance and are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, preemptive rights, and all such shares or other equity interests represented as being owned (directly or indirectly) by Seller or a Subsidiary are owned by it free and clear of any and all Liens except as set forth on Schedule 5.3(a) hereto. There is no existing option, warrant, call, right, phantom stock right, stock appreciation right or Contract of any character to which any Subsidiary or Seller is a party requiring, and there are no securities of any Transferred Subsidiary outstanding which upon conversion, exercise or exchange would require, the issuance or transfer of any shares of capital stock or other equity securities of any Transferred Subsidiary or other securities convertible into, exercisable or exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of any Transferred Subsidiary, nor are there any equity equivalent interests or other similar rights in the ownership or earnings of any Transferred Subsidiary. No Transferred Subsidiary or stockholder thereof is a party to any voting trust or other Contract with respect to the voting of the shares of capital stock or other equity interests of such Transferred Subsidiary, or any other agreement relating to the issuance, redemption, registration, sale, transfer or other disposition of any capital stock or other equity interests of such Transferred Subsidiary.
     (b) Each Subsidiary is a corporation or other entity duly organized, validly existing, and in good standing or its equivalent under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business (including the Business) as now conducted. Each Subsidiary is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its assets requires such qualification or authorization (except for any jurisdictions in which the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect).
     (c) Except as set forth on Schedule 5.3(a), neither Seller nor the Subsidiaries, directly or indirectly, owns any voting securities or other voting equity interests in any entity (other than the Subsidiaries) that owns assets or properties or conducts operations used or held for use primarily in, or related primarily to, the Business. Neither Seller nor any of the Subsidiaries has, owns or controls (of record or beneficially), directly or indirectly, any interest in any other Person (other than the Subsidiaries), or is a party to or participant in any partnership, joint venture or other similar investment, related to the Business. Neither Seller nor any of the Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (whether in the form of a loan, capital contribution or otherwise) in any Person related to the Business.
          5.4 Financial Statements.
     (a) Seller has delivered to Purchaser copies of (i) the unaudited balance sheets of the Business as of December 31, 2004 and 2005 and the related unaudited statements of income and of cash flows of the Business for the years ended December 31, 2003, 2004 and 2005, and (ii) the unaudited balance sheet of the Business as of November 30, 2006 and the related unaudited statements of income and cash flows of the Business for the nine month period then ended (such annual statements described in clause (i), including the related notes and schedules thereto, are referred to herein as the “Annual Financial Statements,” and such interim statements described in clause (ii) are referred to herein as the “Interim Financial Statements,” and, together with the Annual Financial Statements, the “Financial Statements”). Except as set forth in the notes thereto, each of the Financial Statements has been prepared on a stand-alone basis with respect to the Business in accordance with GAAP consistently applied and consistent with the assumptions and methodologies set forth on Schedule 5.4(a)(i) and presents fairly in all material respects the financial position, results of operations and cash flows of the Business as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited balance sheet of the Business as at November 30, 2006 (a copy of which is attached to Schedule 5.4(a)(ii)) is referred to as the “Business Balance Sheet” and November 30, 2006 is referred to as the “Balance Sheet Date.”
     (b) Books and Records. Except as set forth on Schedule 5.4(b), the books of account and other records of the Business, and the stock record and minute books and other corporate records of the Transferred Subsidiaries, all of which have been made available to Purchaser, (i) with respect to Seller and the Retained Subsidiaries (and the Business as it relates to Seller and the Retained Subsidiaries) (ii) with respect to each Transferred Subsidiary (and the Business as it relates to such Transferred Subsidiary) since the Seller Acquisition Date (as defined below), and (iii) to the Knowledge of Seller, with respect to each Transferred Subsidiary (and the Business as it relates to such Transferred Subsidiary) prior to the Seller Acquisition Date (as defined below), are in each case in all material respects complete and correct and have been maintained in accordance with sound business practices. Except as set forth on Schedule 5.4(b), he minute books of the Transferred Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors and any committees of the boards of directors of the Transferred Subsidiaries since the date that Seller acquired or formed such Transferred Subsidiary (the “Seller Acquisition Date” for such Subsidiary), and no meeting of any of the stockholders, board of directors or committees of any of the Transferred Subsidiaries has been held since its respective Seller Acquisition Date for which minutes have not been prepared and are not contained in such minute books. To the Knowledge of Seller, no meeting of any of the stockholders, board of directors or committees of any of the Transferred Subsidiaries has been held prior to its respective Seller Acquisition Date for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records, to the extent they constitute Books and Records, will be in the possession of Seller and the Subsidiaries.
     (c) Internal Controls. Parent and Seller have established and maintain, adhere to and enforce a system of internal accounting controls with respect to the Business which are in all material respects effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements) in accordance with GAAP and Schedule 5.4(a)(i).
     (d) Accounts Receivable. Seller has made available to Purchaser a list of all Accounts Receivable as of the Balance Sheet Date, together with a range of days elapsed since invoice. Except to the extent, if any, reserved for on the Financial Statements, and except as set forth on Schedule 5.4(d), all Accounts Receivable reflected on the Financial Statements arose from, and all Accounts Receivable of Seller and the Subsidiaries existing on the Closing Date will have arisen from, the sale of Inventory or services rendered in the Ordinary Course of Business to Persons not Affiliated with Parent, Seller or the Subsidiaries. All such Accounts Receivable are carried on the Books and Records of Seller or the applicable Subsidiary, as the case may be, at values, net of allowance for doubtful accounts, determined in accordance with GAAP consistently applied, and are collectible except to the extent of the reserves therefor set forth in the Business Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the Books and Records of Seller (which are in each case prepared in accordance with GAAP consistently applied and the reserve practices and methodology used in preparation of the Business Balance Sheet), and none of such accounts receivable is, or at the Closing Date will be, subject to any counterclaim or set-off, except for counterclaims or set-offs in the Ordinary Course of Business. Except as set forth on Schedule 5.4(d), no person has any lien on any of the Accounts Receivable.
     (e) Inventory. Except as set forth on Schedule 5.4(e), the Inventory is or as of the Closing Date will be in the physical possession of Seller or a Subsidiary, or will be in transit to the Leased Real Property or the Owned Properties, or will be in the possession or control of a customer of the Business. Subject to amounts reserved therefor on the Financial Statements, (i) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than a Permitted Exception or as set forth on Schedule 5.4(e)) or is held on consignment from others, (ii) the values at which all Inventory is carried on the Financial Statements reflect the historical inventory valuation policy of the Business, and (iii) the Inventory is in good and merchantable condition in all material respects and is suitable and usable in all material respects for the purposes for which it is intended in the Ordinary Course of Business. All of the Inventory has been acquired by Seller or a Subsidiary only in bona fide, arms-length transactions entered into in the Ordinary Course of Business.
     (f) Rebates. The Business Balance Sheet reflects all Rebates granted or accrued or committed to be granted or accrued by Seller or any Subsidiary prior to the Balance Sheet Date, and Seller and the Subsidiaries have not granted or accrued or committed to grant or accrue any Rebates since the Balance Sheet Date except in the Ordinary Course of Business and in an amount that would result in a decrease of no more than 5% in annual revenue attributable to any such customer on an individual basis.
          5.5 No Undisclosed Liabilities. All of the Liabilities reflected on the Business Balance Sheet are related to the Business. Except (i) to the extent reflected or reserved against in the Business Balance Sheet, (ii) for Liabilities that are incurred after the date of the Business Balance Sheet and prior to the date hereof in the Ordinary Course of Business consistent with past practices, (iii) for Liabilities that are incurred after the date hereof in accordance with the terms hereof, or (iv) for Excluded Liabilities, there are no material Liabilities or other material obligations of any nature whatsoever relating to the Business or of the Transferred Subsidiaries.
          5.6 Absence of Certain Developments. Except as expressly contemplated hereby, from the Balance Sheet Date to the date of this Agreement, (i) Seller and the Subsidiaries have conducted the operations of the Business only in the Ordinary Course of Business consistent with past practice and have not taken any action that would have been prohibited by Section 7.2 if this Agreement had been in effect at the time such action was taken and (ii) there has not been any Material Adverse Effect.
          5.7 Taxes. Except as set forth on Schedule 5.7:
     (a) All Tax Returns required to be filed by each of the Transferred Subsidiaries have been timely filed. All Taxes required to be paid (whether or not shown to be due on such Tax Returns) by each of the Transferred Subsidiaries have been timely paid. All such Tax Returns are true, correct and complete in all material respects. All material Tax Returns required to be filed by each of Seller and the Retained Subsidiaries in connection with the Business have been timely filed. Seller and the Retained Subsidiaries each has paid all Taxes required to be paid by them, the nonpayment of which would result in a Lien or other encumbrance on the Assets in the hands of Purchaser, excepting in each case such Taxes as will not be due until after the Closing Date.
     (b) There is no Legal Proceeding, investigation, audit or examination proposed in writing or currently pending against or with respect to any of the Transferred Subsidiaries or in connection with the Business in respect of any Tax. No deficiencies for any Taxes which have not been resolved have been proposed in writing, asserted or assessed in writing against any of the Transferred Subsidiaries or in connection with the Business.
     (c) All material Taxes required to have been withheld by each of the Transferred Subsidiaries or in connection with the Business have been withheld and paid over to the proper Governmental Body.

     (d) There are no Liens for Taxes upon any property or assets of any of the Transferred Subsidiaries or the Assets (other than for Taxes not yet due and payable).
     (e) None of the Transferred Subsidiaries has any liability for the Taxes of any Person including under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor (other than for Taxes of an affiliated group of which the common parent is Parent). None of the Transferred Subsidiaries is a party to, is bound by or has any obligation under, any tax sharing agreement or similar contract or any agreement that obligates it to make any payment for Taxes of any other Person (other than an obligation (x) in any customary agreements with customers, vendors or the like entered into in the Ordinary Course of Business or in any customary credit agreement and (y) with respect to property taxes payable for properties leased to the Transferred Subsidiaries).
     (f) None of the Transferred Subsidiaries organized under the Laws of a country other than the United States (the “Foreign Transferred Subsidiaries”) has a permanent establishment in a jurisdiction other than the jurisdiction of its incorporation.
     (g) Schedule 5.7(g) sets forth each jurisdiction in which each of the Transferred Subsidiaries files a Tax Return.
     (h) None of the Transferred Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.
     (i) All charges for amounts payable or amounts receivable among any of Seller or the Retained Subsidiaries, on the one hand, and any of the Transferred Subsidiaries, on the other hand, have been made at arms’ length for fair value.
     (j) Schedule 5.7(j) sets forth a complete and accurate list of all material agreements, rulings, settlements or other similar Tax documents relating to Tax incentives between any of the Foreign Transferred Subsidiaries and a Governmental Body.
     (k) All conditions (including filing of Tax or any other information or regulatory returns) relating to grant of any license or approval for claiming any Tax holiday or any other Tax benefit by GenTek Technology Pvt. Ltd. have been fulfilled. Further, there is no litigation challenging the availability of any such Tax holiday or Tax benefit.
     (l) Canadian Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada).
          5.8 Real Property.
     (a) Schedule 5.8(a) sets forth a true and complete list of all real property and interests in real property owned in fee by Seller and the Subsidiaries that are primarily used or held for use in connection with the Business, other than the Concord Facility (individually, an “Owned Property” and collectively, the “Owned Properties”). Seller or the Subsidiaries, as applicable, have good and marketable fee title to all Owned Properties, free and clear of all Liens of any nature whatsoever except (i) Liens set forth on Schedule 5.8(a) and (ii) Permitted Exceptions. Seller has made available to Purchaser copies of all deeds, title reports and policies and surveys for the Owned Properties in the possession of Seller or the Subsidiaries.
     (b) Schedule 5.8(b) sets forth a true and complete list of all leases of real property by Seller and the Subsidiaries that are primarily used or held for use in connection with the Business (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). The Real Property Leases, together with the Owned Properties, constitute all material interests in real property currently used or currently held for use primarily in connection with the Business. There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect the Real Property Leases or any part thereof, and Seller has not received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof. Each of the Owned Properties and real property subject to any Real Property Lease, and all buildings, fixtures and improvements thereon, are adequate in all material respects for their intended use in the operation of the Business as currently conducted.
     (c) The zoning and land use regulation of each parcel of Owned Property and real property subject to any Real Property Lease permits the presently existing improvements located thereon and the continuation of the business presently being conducted on such parcel. There is no pending or, to the Knowledge of Seller, contemplated rezoning of any Owned Property or Real Property Lease. Each Owned Property and Real Property Lease is in compliance with applicable state law and local subdivision ordinances.
     (d) There are no contracts or options to sell the Owned Property or any portion of the Owned Property which are presently in effect. Except as set forth on Schedule 5.8(d), neither Seller nor any of its Subsidiaries have entered into any leases with respect to the Owned Property or subleases of the Real Property Leases.
          5.9 Tangible Personal Property. Except as set forth on Schedule 5.9(i), Seller or the Subsidiaries, as applicable, have good and marketable title to, or a valid leasehold interest in, each of the items of Tangible Personal Property reflected in the Business Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business consistent with past practice) or otherwise included in the Assets, free and clear of any and all Liens other than the Permitted Exceptions. All of such Tangible Personal Property, taken as a whole, is in good operating condition and repair, reasonable wear and tear excepted, has been reasonably maintained in accordance with normal industry practice, and is usable in the Ordinary Course of Business and is suitable, sufficient in amount, size and type and adequate, in each case, in all material respects, for the uses for which they are used to carry on the Business as now conducted. Schedule 5.9(ii) sets forth a list of all Tangible Personal Property that will remain at the Concord Facility following the shutdown of operations currently in progress at the Concord Facility (the “Remaining Concord Assets”).
          5.10 Intellectual Property.

     (a) Schedule 5.10(a) contains a list (by name, part number and other appropriate product identifiers) of all products (excluding products in development) sold, distributed or otherwise disposed of during 2005 and 2006 by Seller or any of the Subsidiaries in connection with the Business, and such list is complete and accurate in all material respects. None of such products, nor any other Product, is a Retained Aviation Product.
     (b) The Business Intellectual Property constitutes all the Intellectual Property necessary for Purchaser to conduct the Business in substantially the same manner as it is currently operated or included or incorporated in the Products as currently sold, distributed or otherwise disposed of. Seller or its Subsidiaries is the exclusive owner of all right, title and interest in and to (free and clear of all encumbrances except Permitted Exceptions or as set forth on Schedule 5.10(b)) the Business Intellectual Property other than In-Licensed IP.
     (c) Schedule 5.10(c) sets forth a list (as of the date of this Agreement) of all U.S. and foreign Patents, Marks and Copyrights, in each case included in the Business Intellectual Property, registered by or on behalf of Seller or any Subsidiary with any Governmental Body, such list including the jurisdiction(s) in which each item of the foregoing was or is filed or registered and the respective application or registration numbers and dates (“Registered IP”). Except for the Registered IP set forth on Schedule 5.10(c), all Registered IP are subsisting and, to the Knowledge of Seller, valid, and all necessary registration, maintenance and other filing fees due through the date hereof in connection with Registered IP have been timely paid and all necessary documents in connection with Registered IP have been timely filed with the relevant authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of establishing and maintaining Registered IP. Except as set forth on Schedule 5.10(c), there are no actions that are required to be taken by Seller or any of its Subsidiaries within one-hundred and twenty (120) days of the date hereof with respect to the Registered IP that if not taken will have a material adverse effect on any Registered IP, or the prosecution of applications or registrations relating thereto, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office actions.
     (d) Since July 1, 2002, no Person has asserted, or threatened to assert, in writing to Seller or its Subsidiaries any claims (i) contesting the right of Seller or any of its Subsidiaries to use, exercise, sell, license, transfer or dispose of any Business Intellectual Property or any products, processes or materials covered thereby in any manner, or (ii) challenging the ownership, validity or enforceability of any Business Intellectual Property. No Business Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by Seller or any of its Subsidiaries.
     (e) Except for NDAs, Schedule 5.10(e) lists all licenses, sublicenses and other agreements to which Seller or any of its Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the Business Intellectual Property. Seller has delivered to Purchaser accurate and complete copies of all licenses, sublicenses, and other agreements identified above and is in compliance with all material terms and conditions of such licenses, sublicenses, and other agreements.

     (f) Schedule 5.10(f) separately lists: (i) all In-Licensed IP; (ii) all licenses, sublicenses and other agreements to which Seller or any of its Subsidiaries is a party and pursuant to which Seller or any of its Subsidiaries is authorized to use, exercise, or receive any benefit from any In-Licensed IP, except for licenses under NDAs and licenses for Off-the-Shelf Software (collectively, “In-Licenses”); and (iii) all such In-Licenses, that require Seller or any of its Subsidiaries to license, assign or otherwise grant rights to additions, modifications or improvements to In-Licensed IP made by or for Seller or any of its Subsidiaries to any third party. Seller has delivered to Purchaser copies of all In-Licenses. Seller and its Subsidiaries are in compliance with all material terms and conditions of all such In-Licenses.
     (g) The operation of the Business as currently conducted by Seller and its Subsidiaries does not infringe or misappropriate any Intellectual Property of any third party, violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Laws. Since July 1, 2002, neither Seller nor any of its Subsidiaries has received notice from any third party that the operation of the Business as currently conducted by Seller and its subsidiaries or the manufacture, use, sale, support, reproduction, modification or other commercial exploitation of any Product infringes or misappropriates the Intellectual Property of any third party, violates any right to privacy or publicity of any third party, or constitutes unfair competition or trade practices under applicable Laws.
     (h) Neither Seller nor any of its Subsidiaries has brought any actions or lawsuits alleging (i) infringement of any of the Business Intellectual Property or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Business Intellectual Property, and, to the Knowledge of Seller, there does not exist any fact which could reasonably form the basis of any such action or lawsuit. Neither Seller nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Business Intellectual Property.
     (i) Seller and its Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all material Confidential Information.
     (j) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any contracts, licenses or agreements relating to Business Intellectual Property. Following the Closing, Purchaser will be permitted to exercise all of the rights of Seller or any of its Subsidiaries under such contracts, licenses and agreements to the same extent Seller or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller or its Subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated hereby will result in (i) Purchaser or any of its Affiliates granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, Purchaser or any of its Affiliates, or (ii) Purchaser or any of its Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.

          5.11 Material Contracts.
     (a) Schedule 5.11(a) sets forth all of the following Contracts to which Seller or the Subsidiaries are a party or by which any of them are bound as of the date of this Agreement, relating to or in connection with the Business, the Assets, the Assumed Liabilities, the Transferred Subsidiaries or the Transferred Employees, but excluding any Contracts exclusively relating to or in connection with the Excluded Assets or the Excluded Liabilities (collectively, the “Material Contracts”):
     (i) Contracts with Seller or any Affiliate of Seller;
     (ii) Contracts for the sale or other disposition of any of the assets of Seller or the Subsidiaries that would constitute “Assets” if held by the Seller or the Subsidiaries as of the Closing Date for consideration in excess of $100,000, other than the sale of Inventory in the Ordinary Course of Business;
     (iii) Contracts relating to the acquisition by Seller or the Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $50,000;
     (iv) Contracts containing covenants of Seller or the Subsidiaries not to compete in any line of business or with any Person, or from soliciting customers or employees, in any geographical area;
     (v) Contracts relating to joint ventures, strategic alliances, comarketing, copromotion, copackaging, joint development or similar arrangements with any other Person;
     (vi) Contracts relating to the borrowing of money, or the making of any loans;
     (vii) Contracts evidencing a letter of credit under any indebtedness of Seller or Parent or their Affiliates for the benefit of the Business;
     (viii) Contracts granting exclusive rights in Business Intellectual Property to any other Person;
     (ix) indemnification, employment or other Contracts, other than those Contracts related to equity-based awards granted by Parent or any of its Affiliates to any Transferred Employee constituting Excluded Liabilities, with any Transferred Employee which involve the payment of aggregate yearly compensation or other consideration in excess of $50,000;
     (x) Contracts granting or evidencing a Lien on any assets of Seller or any Subsidiary, other than a Permitted Exception;
     (xi) management, consulting or other advisory services Contracts involving fees in excess of $100,000 per annum;

     (xii) Contracts relating to the purchase of goods, materials or supplies involving anticipated annual payments, in the case of Contracts with suppliers, in excess of $500,000, or, with anticipated annual receipts, in the case of Contracts with customers, in excess of $500,000, and in either case that are not terminable by Seller or the Subsidiaries, as applicable, without penalty or acceleration on notice of ninety (90) days or less, excluding, in each case, purchase orders for the purchase of Inventory or sales of any goods or services in the Ordinary Course of Business;
     (xiii) any Contracts other than those described in clause (xii) which involve the expenditure of more than $100,000 in the aggregate or require performance by any party more than one (1) year from the date hereof that, in either case, are not terminable by Seller or the Subsidiaries, as applicable, without penalty on notice of ninety (90) days or less;
     (xiv) Contracts evidencing indemnities, liabilities, obligations and guarantees by any of the Transferred Subsidiaries for the benefit of Seller or Parent or any Affiliate of Seller or Parent (other than the Transferred Subsidiaries);
     (xv) Contracts relating to capital leases included in the Assets (all such capital leases identified on Schedule 5.11(a)(xv) being referred to as “Capital Leases”); and
     (xvi) each commitment or agreement to enter into any of the foregoing.
     (b) Each Assigned Agreement and Real Property Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms by Seller and the Subsidiaries party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 5.11(b), neither Seller nor any of the Subsidiaries is in default in any material respect under any Assigned Agreement or Real Property Lease, nor, to the Knowledge of Seller, does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by Seller or the Subsidiaries party thereto, nor has Seller or any of the Subsidiaries received any written notice of any default in any material respect under any Assigned Agreement or Real Property Lease. Except as set forth on Schedule 5.11(b), to the Knowledge of Seller, no other party to any Assigned Agreement or Real Property Lease is in default in any material respect thereunder, nor, to the Knowledge of Seller, does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. Each Material Contract and Real Property Lease has been stamped, if and to the extent required, in accordance with applicable Laws, so as to render it admissible in evidence in any legal proceedings.

     (c) Except as set forth on Schedule 5.11(c), all of the Assigned Agreements arise exclusively out of and relate exclusively to the Assets, the Assumed Liabilities or the conduct of the Business, and not to any business of Seller or any of the Subsidiaries other than the Business.
          5.12 Employee Benefits Plans.
     (a) Schedule 5.12(a) contains a true and complete list of (1) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (2) any other material written, unwritten, formal or informal plan or agreement involving direct or indirect compensation other than workers’ compensation, unemployment compensation and other government programs, or (3) any material employment, severance or other similar Contract or policy (written or oral) providing for insurance coverage (including any self-insured arrangements), non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, (x) that is entered into with any Business Employee, (y) in which any Business Employee participates, or (z) with respect to which any of the Transferred Subsidiaries has or is reasonably expected to have any present or future liability (directly or indirectly). All such plans, agreements, programs, policies and arrangements required to be scheduled on Schedule 5.12(a) shall be collectively referred to as the “Benefit Plans”. Schedule 5.12(a) identifies (i) those Benefit Plans that are maintained or contributed to solely by any of the Transferred Subsidiaries, or to which solely the Transferred Subsidiaries are a party (the “Transferred Benefit Plans”) and (ii) those Benefit Plans that are maintained or contributed to by Parent, Seller or their Affiliates (other than the Transferred Subsidiaries), or to which Parent, Seller or their Affiliates (other than the Transferred Subsidiaries) are a party (the “Parent Plans”).
     (b) Parent has provided or made available to Purchaser, with respect to each Transferred Benefit Plan, a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including, without limitation, all amendments thereto) and, to the extent applicable: (A) any related trust agreement or other funding instrument, (B) the most recent Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letter, (C) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (D) for the most recent three plan years, (1) the Form 5500 and all attached schedules, (2) audited financial statements, and (3) actuarial valuation reports, (E) for the most recent plan year, all discrimination tests, and (F) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.
     (c) (A) Each Benefit Plan that is intended to qualify as a “cash or deferred arrangement” within the meaning of Section 401(k) of the Code (a “401(k) Plan”) has been maintained and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (B) each 401(k) Plan, and each related trust intended to qualify under Section 501(a) of the Code, has received a favorable determination letter as to its qualification under Section 401(a) or Section 501(a) of the Code, as applicable, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (C) to the Knowledge of Seller, no event has occurred and no condition exists that would subject Seller or any of the Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws for which Purchaser would reasonably be expected to be liable.
     (d) None of Parent, Seller or any of the Subsidiaries participate in or contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code or any plan subject to Title IV of ERISA or Section 302 of ERISA. None of Parent, Seller or any of the Subsidiaries has any outstanding or contingent obligations or liabilities with respect to a multiemployer plan, a plan described in Section 413 of the Code or any plan subject to Title IV of ERISA or Section 302 of ERISA.
     (e) With respect to any Transferred Benefit Plan, (A) neither Parent, Seller nor any Subsidiary has received any written notice of any, and to the Knowledge of Seller there are no, pending or threatened actions, suits or claims (other than routine claims for benefits in the ordinary course), and (B) neither Parent, Seller nor any Subsidiary has received any notice of any, and to the Knowledge of Seller there is no, pending or threatened administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Body which, in any such case, individually or in the aggregate, could reasonably be expected to result in a material liability to Purchaser. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Transferred Benefit Plan.
     (f) There is no Benefit Plan, agreement, plan or arrangement covering any Business Employee or with respect to which any Transferred Subsidiary could have any liability that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by Parent, Seller or such Subsidiary by reason of Section 280G of the Code (or any similar foreign, state or local Law). For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.
     (g) Except as set forth on Schedule 5.12(g), no Benefit Plan provides death or medical benefits, whether or not insured, with respect to any Business Employee, or any spouse or dependent of any such Business Employee, beyond the Business Employee’s retirement or other termination of employment with Seller and its Subsidiaries other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code (“COBRA”).
     (h) Except as set forth on Schedule 5.12(h), no Transferred Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Transferred Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Body.
     (i) Except as set forth on Schedule 5.12(i), with respect to each Transferred Benefit Plan that is required by applicable Law to be funded or insured, except as would not reasonably be expected to result in material liability to any of the Transferred Subsidiaries, the fair market value of the assets of each funded Transferred Benefit Plan, the liability of each insurer for any Transferred Benefit Plan funded through insurance or the book reserve established for any Transferred Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Transferred Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations.
     (j) Except as set forth on Schedule 5.12(j), there are no Contracts pertaining to any transaction or incentive bonus, “stay-put” or other similar non-equity based compensatory payments to be made to Transferred Employees on or after the Closing Date as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or the Transaction Documents to which Parent, Seller or any Subsidiary is a party.
          5.13 Labor Matters.
     (a) Except as set forth on Schedule 5.13(a), neither Seller nor any of the Subsidiaries, with respect to the Business, is a party to any US or non-US collective bargaining agreement or other labor union contract (or is subject to any statutory scheme of similar import) applicable to all or any of the Business Employees, nor, to the Knowledge of Seller, are there any activities or proceedings of any labor union to organize any Business Employees.
     (b) Seller and the Subsidiaries are, with respect to the Business, in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement. With respect to the operation of the Business, (i) there is no material unfair labor practice charge or other employment related complaint pending or, to the Knowledge of Seller, threatened against Seller or any of the Subsidiaries before any Governmental Body, and (ii) there is no material Legal Proceeding brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of Seller’s or any of the Subsidiaries’ employees pending or, to the Knowledge of Seller, threatened against Seller or any of the Subsidiaries, in each case with respect to the operation of the Business. Neither Seller nor any of the Subsidiaries is a party to or bound by any consent decree with, or citation by, any Governmental Body relating to employees or employment practices of, or in connection with, the Business. Except as set forth on Schedule 5.13(b), there is no material labor strike, slowdown or work stoppage, lockout or labor disturbance pending or, to the Knowledge of Seller, threatened, nor is there any material grievance currently being asserted, which involves any Business Employee. Neither Seller nor any of the Subsidiaries has experienced any material work stoppage or work slowdown with respect to the operation of the Business at any time since the later of (i) the date that is five (5) years immediately preceding the date of this Agreement and (ii) with respect to a particular Subsidiary, the date that Seller acquired or formed such Subsidiary. As of the Closing Date, Seller and the Subsidiaries shall have, in all material respects, paid in full to all Business Employees all wages, salaries, commissions, bonuses and benefits due and payable prior to the Closing to such Business Employees. Seller and the Subsidiaries are, and have operated the Business, in material compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“the WARN Act”) and similar applicable foreign, state and local Laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.
     (c) Except to the extent restricted by applicable Law with respect to Business Employees employed by any Subsidiary in Canada (the “Canada Employees”) (in which case Seller shall take reasonable efforts to provide the same or similar information with respect to the Canada Employees in a manner that complies with applicable Law), Schedule 5.13(c) contains a true, correct and complete list of all present regular, leased, temporary and part-time Business Employees who are wholly or predominantly engaged for purposes of conducting, and required in connection with the operation of, the Business, the facility or other location at which such Business Employees are employed, their current base salary and target bonus, and all stock options and other equity-based compensation awarded to such Business Employees.
     (d) Except to the extent restricted by applicable Law with respect to the Canada Employees (in which case Seller shall take reasonable efforts to provide the same or similar information with respect to the Canada Employees in a manner that complies with applicable Law), Schedule 5.13(d) contains a true and complete list (by location and title or position of employment) of all Business Employees of Seller or any Subsidiary who are on long-term disability or are not on active payroll of Seller or one of the Subsidiaries as of the date hereof.
     (e) Except as set forth on Schedule 5.13(e), neither Seller nor any of the Subsidiaries has closed any plant or facility, or implemented any early retirement, separation or window program affecting, in whole or in part, Business Employees within the past five years, nor has any such party announced any such action or program for the future affecting, in whole or in part, Business Employees.
     (f) Each of the Transferred Subsidiaries has made all corresponding reserves, in each case to the extent required by GAAP or applicable Law, for payment of seniority premium, severance indemnity and any other accrued payments and benefits to be paid their respective Business Employees pursuant to applicable Law, which reserves are properly reflected in each of the Transferred Subsidiaries’ financial statements.
          5.14 Litigation. Except as set forth on Schedule 5.14, neither Parent, Seller nor any Subsidiary has received any written notice of or been served with any, and to the Knowledge of Seller there are no, material Legal Proceedings pending or threatened against, affecting or involving any of the Transferred Subsidiaries, the Business or any of the Assets, or challenging the validity of this Agreement or any of the transactions contemplated hereby or by any of the Transaction Documents to which Seller, Parent or any Subsidiary is a party. Neither Seller nor any of its Subsidiaries nor any of the Assets is or are subject to any Order affecting or involving the Business or the Assets, except for those that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the conduct of the Business as currently conducted. To the Knowledge of Seller, except as set forth on Schedule 5.14, there are no formal or informal governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending or threatened, relating to, affecting or involving any of the Transferred Subsidiaries, the Business or any of the Assets.
          5.15 Compliance with Laws; Permits.
     (a) Except as set forth on Schedule 5.15, Seller and the Subsidiaries are in compliance with all Laws (other than Environmental Laws covered in Section 5.16 and Tax Laws covered in Section 5.7) of any Governmental Body applicable to the Business, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Since the later of December 1, 2001 and, with respect to any Subsidiary having a Seller Acquisition Date after December 1, 2001, the Seller Acquisition Date applicable to such Subsidiary, neither Seller nor the Subsidiaries have received any written notice of or been charged with any material violation of any Laws relating to the Business. With respect to any Subsidiary having a Seller Acquisition Date after December 1, 2001, to the Knowledge of Seller, such Subsidiary has not, prior to the Seller Acquisition Date applicable to such Subsidiary, received any written notice of or been charged with any material violation of any Laws relating to the Business.
     (b) Except as set forth on Schedule 5.15, Seller and the Subsidiaries currently have all Permits, and have made all registrations or filings with or notices to any Governmental Body, which are required for the operation of the Business as presently conducted, except where the absence of which would not reasonably be expected to materially interfere with or limit the operation of the Business as presently conducted. Neither Seller nor the Subsidiaries are in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Permit, except where such default or violation would not reasonably be expected to have a Material Adverse Effect. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the Knowledge of Seller, threatened. No action by any Governmental Body has been taken or, to the Knowledge of Seller, threatened, in connection with the expiration, continuance or renewal of any such Permit.
          5.16 Environmental Matters. Except as set forth on Schedule 5.16,
     (a) The operations of Seller and the Subsidiaries are in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate their business (“Environmental Permits”);
     (b) None of Seller or the Subsidiaries is the subject of any outstanding, unresolved Order of any Governmental Body in connection with (i) a violation of Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;
     (c) None of Seller or the Subsidiaries is subject to any pending, or to the Knowledge of Seller, threatened claim alleging that Seller or the Subsidiaries is in violation of any

Environmental Law or any Environmental Permit or has liability under any Environmental Law or with respect to Hazardous Materials;
     (d) There are no pending or, to the Knowledge of Seller, threatened litigation or investigations of the business of Seller or the Subsidiaries or any Owned Properties or Real Property Leases of Seller or the Subsidiaries under Environmental Laws or with respect to Hazardous Materials, which would reasonably be expected to result in Seller or the Subsidiaries incurring any material liability pursuant to any Environmental Laws or pursuant to any Real Property Lease;
     (e) To the Knowledge of Seller, there are no current circumstances or conditions arising out of the operations of Seller and the Subsidiaries, or of real property currently owned or leased by Seller or any of the Subsidiaries (including the Owned Properties), including the Release of Hazardous Materials, that would reasonably be expected to result in liabilities under Environmental Laws or pursuant to any Real Property Lease, except in each case as would not reasonably be expected to have a Material Adverse Effect;
     (f) Neither Seller nor any of the Subsidiaries is undertaking or under any agreement or obligation to conduct any Remedial Action as a result of the presence or Release of Hazardous Materials;
     (g) Seller and the Subsidiaries are not aware of any material liability associated with the off-site disposal or treatment of Hazardous Materials;
     (h) Schedule 5.16(h) sets forth a complete list of all Phase I and Phase II reports relating to the Leased Real Property and the Owned Properties (other than the Concord Facility) in the possession, custody or control of Seller, and all Environmental Permits held by Seller or any Subsidiary.
     (i) Neither Seller nor any of the Subsidiaries has any material financial assurance obligations under Environmental Law.
     (j) After having made due and diligent inquiry, to the Knowledge of Seller, neither the Seller nor any of the Subsidiaries, nor their predecessors, have ever designed, manufactured, sold or distributed any asbestos containing products.
     (k) All products manufactured by Seller or any of the Subsidiaries which, to the Knowledge of Seller, have been or will be installed in products which have been sold after July 1, 2006, or will be sold, in the European Union, are in material compliance with customer specifications regarding the requirements of Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment.
          5.17 Financial Advisors. Except as set forth on Schedule 5.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of the Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

          5.18 Related Party Transactions.
     (a) Except as set forth on Schedule 5.18 or as contemplated by this Agreement, none of Seller or any Affiliate of Seller (i) owns any material direct or indirect interest of any kind in (other than passive investments in mutual funds or other institutional investment vehicles), or controls, or is a director or officer of, or has the right to participate materially in the profits of (other than passive investments in mutual funds or other institutional investment vehicles), any Person that is or has since January 1, 2004 been (A) a supplier, customer, landlord, tenant, creditor or debtor of a Transferred Subsidiary or the Business or (B) engaged in any other business related to the Business, or (ii) is a party to any Contract with any Transferred Subsidiary or is a participant in any transaction to which a Subsidiary is a party to the extent relating to the Business (other than the Excluded Assets and the Excluded Liabilities) or any of the Assets, including any Assigned Agreement.
          5.19 Insurance. Schedule 5.19 contains a complete and accurate list of all material policies or binders of insurance currently maintained by Seller or any of the Subsidiaries that provide coverage with respect to (i) the Business or the Assets (other than the Excluded Assets and the Excluded Liabilities), and (ii) any wire harness or cable assembly products historically sold, distributed or otherwise disposed of by Seller or any of its Subsidiaries which were designed, or intended or known by Seller or such Subsidiary, to be used in aircraft or other aviation applications (“Retained Aviation Products”) including any insurance required to be maintained by any Contract, showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided (including whether it is a “claims made” or “occurrence” based policy), and all such material policies are in full force and effect.
          5.20 Foreign Corrupt Practices Act. Neither Seller, nor any Subsidiary since its Seller Acquisition Date, nor, to the Knowledge of Seller, any Subsidiary prior to its Seller Acquisition Date (including, in each case, any of the officers, directors, agents, employees or other Persons associated with or acting on behalf of Seller or such Subsidiary), has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
          5.21 Customers. Schedule 5.21 sets forth the names of all the customers of the Business that purchased goods or services from Seller or the Subsidiaries with an aggregate annualized purchase price of Five Hundred Thousand Dollars ($500,000) or more during the twelve (12) months ended December 31, 2005 or Three Hundred Seventy-Five Thousand Dollars ($375,000) or more during the nine (9) months ended September 30, 2006, and the amount for which each such customer or its sub-assembler was invoiced during such periods. Except as disclosed in Schedule 5.21, neither Seller nor any Subsidiary has received any written notice that any such customer of the Business has ceased, or will cease, to use the goods or services of the Business, or has substantially reduced, or will substantially reduce, the use of such goods or services at any time.

          5.22 Suppliers. Schedule 5.22 sets forth the names of all the suppliers from which Seller and the Subsidiaries ordered raw materials, supplies, merchandise and other goods for the Business with an aggregate annualized purchase price of Five Hundred Thousand Dollars ($500,000) or more during the twelve (12) months ended December 31, 2005 or Three Hundred Seventy-Five Thousand Dollars ($375,000) or more during the nine (9) months ended September 30, 2006, and the amount paid to each such supplier by Seller or such Subsidiary during such periods. Except as disclosed in Schedule 5.22, neither Seller nor any Subsidiary has received any written notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Business at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Business, excluding general and customary price increases.
          5.23 Product Recalls. Seller has made available to Purchaser copies of all forms of material written warranties and guarantees made by Seller and the Subsidiaries with regard to the Products and in effect as of the date of this Agreement. Except as set forth on Schedule 5.23, Seller and the Subsidiaries did not issue warranty credits for defects in Products to any single customer of the Business in excess of $10,000 in the year ended December 31, 2005 or $40,000 in the nine months ended September 30, 2006, and Seller and the Subsidiaries did not issue aggregate warranty credits for defects in Products in excess of $200,000 in either such year or such nine month period. There are no pending or on-going recalls, or recalls contemplated by Seller, of any Products.
          5.24 Title to Assets. Seller or its applicable Subsidiaries have good, valid and marketable title, of record and beneficially, to, or a valid leasehold interest in, all of the Assets and at the Closing will transfer and deliver to Purchaser legal and valid title to the Assets, free and clear of all Liens, other than Permitted Exceptions.
          5.25 Sufficiency of Assets. The Assets and the services and occupancy rights to be provided under the Transition Services Agreement constitute all of the assets necessary for Purchaser to conduct the Business in substantially the manner in which it is currently being conducted. Schedule 5.25 contains a true and complete list of all of the properties, assets, rights, Contracts and claims of Seller and the Subsidiaries used or held for use in the Business but which are primarily used or held for use in any businesses of Seller or any of the Subsidiaries other than the Business.
          5.26 Disclaimer of other Representations and Warranties. Except as set forth in this Agreement, the Schedules hereto and the other Transaction Documents, and the certificates delivered pursuant hereto and thereto, neither Parent nor Seller makes any representation or warranty, express or implied, at law or in equity, with respect to the Business or Parent, Seller or any Subsidiary, or any of the assets, liabilities or operations thereof, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller as follows:
          6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
          6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Purchaser is a party in connection with the consummation of the transactions contemplated by this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and each of the Transaction Documents to which Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Transaction Document to which Purchaser is a party, when so executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          6.3 Conflicts; Consents of Third Parties.
     (a) None of the execution and delivery by Purchaser of this Agreement or the Transaction Documents to which Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws or other comparable organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or thereby.
     (b) No Consent of, with or to any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Transaction Documents to which Purchaser is a party or the compliance by Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (A) compliance with the applicable requirements of the HSR Act and (B) such Consents the failure of which would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or thereby.
          6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
          6.5 Investment Intention. Purchaser is acquiring the Transferred Securities for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Purchaser understands that the Transferred Securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. Purchaser is capable of evaluating the risks and merits of acquiring the Transferred Securities and can afford to bear the economic risk of its purchase of such Transferred Securities.
          6.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
          6.7 Sufficient Funds. Purchaser has available, or has made arrangements to obtain (through existing credit arrangements or otherwise), sufficient funds to pay the Purchase Price.
          6.8 No Knowledge of Breach. As of the date hereof, Purchaser is not aware of any facts, events or circumstances that has caused any of the representations or warranties of Parent and Seller set forth in Article V hereof to be untrue or incorrect in any material respect as of the date hereof.
ARTICLE VII
COVENANTS
          7.1 Access to Information; Financing Cooperation.
     (a) Prior to the Closing Date, Purchaser shall be entitled, through its Representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, business and operations of Seller and the Subsidiaries and such examination of the Books and Records of each of them as it reasonably requests, in each case relating to the Business, the Assets and the Assumed Liabilities and to make extracts and copies of such Books and Records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Parent and Seller shall use commercially reasonable efforts to cause their Representatives and the Representatives (including, without limitation, legal advisors and accountants) of the Subsidiaries to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination; provided, however, that Purchaser shall schedule any site visits and employee interviews in advance and at such times as Purchaser and Seller agree. In connection with such investigation and examination, Purchaser and its Representatives shall cooperate with Seller and its Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of Seller and the Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof, nor shall it prejudice any right or entitlement of any indemnified party to indemnification under this Agreement.
     (b) Parent and Seller shall, and shall cause the Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Representatives to, provide on a timely basis all such assistance and cooperation as Purchaser may reasonably request in connection with the arrangement of any equity or debt financing that Purchaser may seek in connection with the transactions contemplated by this Agreement (provided, that such requested assistance and cooperation does not unreasonably interfere with the ongoing operations of Seller and the Subsidiaries), including (i) making senior management of Seller reasonably available for customary lender meetings and cooperating with prospective lenders in performing their due diligence, (ii) cooperating in the preparation of any offering memorandum or similar document, (iii) furnishing Purchaser and its financing sources with financial and other pertinent information regarding Seller and the Subsidiaries as may be reasonably requested by Purchaser, including financial statements and financial data, (iv) providing access to the Owned Properties and properties subject to Real Property Leases for Phase I environmental inspections, and (v) providing documents as may be reasonably requested by Purchaser; provided, that none of Seller nor any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability or any travel, lodging or other material out-of-pocket expenses in connection with any such financing or cooperation provided pursuant to this Section 7.1(b).
          7.2 Conduct of the Business Pending the Closing.
     (a) Prior to the Closing, except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Parent and Seller shall:
     (i) conduct, and cause the Subsidiaries to conduct, the Business only in the Ordinary Course of Business;
     (ii) use commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, (B) preserve the present relationships with customers, vendors, suppliers, distributors and sales prospects of the Business and any other Persons with whom Seller or any of its Subsidiaries otherwise has material business relationships relating to the Business, and (C) keep available the services of the current Business Employees;

     (iii) (A) maintain all existing rights, privileges, licenses and other authorizations (including all Business Intellectual Property) reasonably necessary for the operation of the Business, (B) continue in all material respects the current sales, marketing and promotional activities relating to the Business, (C) keep and maintain the Assets in all material respects in their current condition and state of repair to permit their use in the continuing operation of the Business, ordinary wear and tear excepted, and (D) perform its respective obligations in all material respects under the Assigned Agreements and the Real Property Leases included within the Assets in accordance with the terms thereof,
     (iv) make capital expenditures in the manner set forth in the Business’s 2006 capital expenditure budget (including as to time and amount);
     (v) cause the Business to conduct its working capital and cash management practices, the collection of accounts receivable, the payment of accounts payable (including the writing and mailing of checks with respect thereto) and the maintenance of inventories in the Ordinary Course of Business; and
     (vi) cause the Business to pay, prior to the Closing Date, all Rebates due and payable on or prior to the Closing Date.
     (b) Except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not, and shall cause the Subsidiaries not to:
     (i) repurchase, redeem or otherwise acquire any outstanding equity interests or other securities of the Transferred Subsidiaries in a manner that would adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement;
     (ii) transfer, issue, sell or dispose of any equity interests of Seller or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of Seller or the Subsidiaries in a manner that would adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement, other than, in each case, to Parent, Seller or a wholly-owned Subsidiary;
     (iii) effect any recapitalization, reclassification or like change in the capitalization of the Transferred Subsidiaries;
     (iv) amend the organizational documents of the Transferred Subsidiaries;
     (v) (A) materially increase the annual level of compensation payable or to become payable by Seller or the Subsidiaries to any Transferred Employee at a managerial level or above, (B) grant any bonus, benefit or other direct or indirect compensation to any Transferred Employee, other than any (x) retention or transaction bonuses that constitute Excluded Liabilities, (y) previously awarded non-discretionary bonuses pursuant to bonus plans listed on Schedule 5.12, and (z) bonuses required to be granted by applicable Law, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any Transferred Employee (other than any broad-based modification of any Benefit Plan) or otherwise modify, amend or terminate any Benefit Plan in a manner that could result in any liability or increased liability to any Transferred Subsidiary, or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with a Transferred Employee, except for any “at will” employment arrangement with non-managerial employees, and except, in each case, as required by applicable Law from time to time in effect or by the terms of any Benefit Plans;
     (vi) subject to any Lien any of the Assets, except for Permitted Exceptions;
     (vii) sell, lease, license, transfer or otherwise dispose of any Assets which, individually, have a book value in excess of $50,000, or will result in receipt of gross proceeds in excess of $200,000, except for sales or other dispositions of inventory and obsolete assets in the Ordinary Course of Business;
     (viii) make any material change in any method of accounting or accounting practice with respect to the Business, other than in accordance with GAAP or as required by applicable Law;
     (ix) cause any Transferred Subsidiary to incur any indebtedness for borrowed money, guarantee any such indebtedness of another Person or issue any debt securities or grant options, warrants, calls or other rights to purchase or otherwise acquire any debt securities of the Transferred Subsidiaries;
     (x) cancel or compromise any material debt or claim or waive or release any material right of Seller and the Subsidiaries related to the Business, the Assets, the Assumed Liabilities or the Transferred Subsidiaries, other than as contemplated by Section 7.12 with respect to intercompany debt among Parent, Seller, or any Affiliate thereof, on the one hand, and the Transferred Subsidiaries, on the other hand;
     (xi) solely with respect to any Business Employee, except as required by Law, (A) enter into any labor or collective bargaining agreement or (B) through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

     (xii) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or business of any other Person;
     (xiii) amend, terminate or modify any Material Contract or enter into any Contract which would have been required to be set forth on Schedule 5.11(a) if such Contract were in effect as of the date hereof;
     (xiv) propose or consent to any change to the pricing of any Products, or offer any discounts or Rebates to any customers of the Business;
     (xv) (A) terminate any Business Employee other than for cause or (B) hire any new Business Employee performing sales or management functions except to fill any of the openings identified on Schedule 7.2(b)(xv);
     (xvi) revalue any of the Assets, including without limitation writing down or up the value of any Asset, writing off any Account Receivable, settling, discounting or compromising any Account Receivable, or reversing any reserves, in each case, other than as required by GAAP or applicable Law;
     (xvii) (A) make, rescind or change any material Tax election, annual Tax accounting period or method of Tax accounting, (B) settle or compromise any material Tax claim or assessment, (C) file any amended Tax Return or (D) surrender any right to claim a material Tax refund, in each case, with respect to any of the Transferred Subsidiaries; or
     (xviii) enter into any Contract or letter of intent to do anything prohibited by this Section 7.2.
          7.3 Consents. Purchaser and Seller shall use their commercially reasonable efforts to obtain, prior to Closing (or if not obtained by such time, at the earliest practicable date), all Consents required to consummate the transactions contemplated by this Agreement, including, without limitation, the Consents referred to in Sections 5.2(a), 5.2(b) and 6.3(b) hereof; provided, however, that no party shall be obligated to pay any consideration to any third party from whom Consent is requested.
          7.4 Further Assurances. Subject to the terms of this Agreement, each of Purchaser, Parent and Seller shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) cause the fulfillment of all of the conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement and (iii) at any time, and from time to time, after the Closing Date, execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.
          7.5 Confidentiality.

     (a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Parent, dated May 24, 2006 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference; provided, that Purchaser and its Representatives shall be permitted to disclose information that is not subject to applicable privacy Laws as necessary and consistent with customary practices in connection with any equity or debt financing that Purchaser may seek in connection with the transactions contemplated by this Agreement. Effective upon, and only upon, the consummation of the Closing, the Confidentiality Agreement shall terminate.
     (b) Parent and Seller recognize that by reason of their ownership of the Business and the Assets, they and their respective subsidiaries have acquired confidential information and trade secrets concerning the Business and the Assets, the use or disclosure of which could cause Purchaser or its subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Parent and Seller covenant and agree with Purchaser that neither Parent nor Seller nor any of their respective subsidiaries will, prior to May 24, 2009, except in performance of their respective obligations to Purchaser or with the prior written consent of Purchaser, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Business and the Assets that any such Person may learn or has learned by reason of its ownership of the Business and the Assets, unless (i) such information becomes known to the public generally through no fault of Parent, Seller or any of their respective subsidiaries, (ii) disclosure is required by applicable Law, or (iii) such information was not previously known to Parent, Seller or any of their respective subsidiaries but becomes rightfully known to Parent, Seller or such subsidiary after Closing, without restriction, from a source (other than Purchaser and its subsidiaries) not related to Parent’s and Seller’s prior ownership of the Business and the Assets and without any breach of duty to Purchaser or its subsidiaries. The parties hereto agree that the covenant contained in this Section 7.5(b) imposes a reasonable restraint on Parent and Seller and their respective subsidiaries.
          7.6 Preservation of Records. Parent, Seller and Purchaser agree that each of them shall preserve and keep the records held by them relating to the Business, Assets and Assumed Liabilities for a period of seven (7) years from the Closing Date, or such longer period as may be required by applicable Law, and, subject to applicable Law, shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by or Legal Proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to alter Section 7.10, which shall govern the preservation of records with regard to Taxes. In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within sixty (60) days after the date of such notice.
          7.7 Publicity.

     (a) Parent, Seller and Purchaser shall not, and Seller shall cause the Subsidiaries not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the judgment of Parent, Seller or Purchaser, disclosure is otherwise required by applicable Law or, in the case of Parent, the rules and regulations of NASDAQ; provided, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law or such rules and regulations to consult with the other party with respect to the text thereof.
     (b) Each of Parent, Seller and Purchaser agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.
          7.8 Employees and Employee Benefits.
     (a) Purchaser shall offer employment, commencing on the Closing Date, to all Business Employees who are actively employed by Seller or one of the Retained Subsidiaries on the day immediately preceding the Closing Date, and those Business Employees of Seller or any Retained Subsidiary who are placed on disability, or who otherwise go on leave and cease to be on active payroll of Seller or one of the Retained Subsidiaries, after the date hereof and prior to the Closing Date (provided, however, that Purchaser shall only be required to offer employment to any such Business Employee if he or she returns to active employment within six months (or, for any such Business Employee on maternity, parental or other family leave, within such longer period as may be required by applicable Law) of the Closing Date), and who are set forth on Schedule 5.13(c), on an “at-will” basis (except in the case of the Canada Employees or where prohibited by applicable Law) and at a wage and salary level (excluding performance-based or incentive compensation, bonuses and equity-based compensation) that is the same as that provided to such employees on the day preceding the Closing Date. Purchaser shall offer employment to all actively employed Canada Employees with such terms that are sufficient to avoid any obligation to provide severance or any similar payment under applicable Law as a result of the termination of such Business Employee’s employment by Seller or the Subsidiaries. Not later than fifteen (15) Business Days after the date hereof, Seller shall provide Purchaser with all information regarding the Canada Employees necessary for Purchaser to make offers of employment to such Canada Employees in accordance with the preceding sentence. For the avoidance of doubt, each Business Employee of each Transferred Subsidiary shall continue to be employed by or provide services to the respective Transferred Subsidiary as of the Closing, pursuant to the same terms of employment or service that are applicable to such Business Employee immediately prior to the Closing, and (unless otherwise provided by applicable Law) each such Business Employee shall not be treated as undergoing a termination of employment or service as a result of the consummation of the transactions contemplated by this Agreement. Seller shall make no promises, representations or guarantees to the Business Employees about the possibility of their being hired or employed by Purchaser. Nothing in this Section 7.8(a) shall obligate or otherwise require Purchaser to employ or otherwise retain any Business Employee for any length of time. Seller shall provide Purchaser with reasonable access to such employees and shall not, with respect to the Business, enforce against any such employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such employee or Purchaser or any of its Affiliates claims that would otherwise prohibit or restrict such employee’s employment with Purchaser. Such employees who accept and commence employment with Purchaser as of the Closing Date (or, with respect to Business Employees who are placed on disability or who otherwise go on leave and cease to be on active payroll of Seller or one of the Retained Subsidiaries after the date hereof and prior to the Closing Date, within six months (or, for any such Business Employee on maternity, parental or other family leave, within such longer period as may be required by applicable Law) following the Closing Date to the extent they are on disability or not on active payroll as of the Closing Date), together with those Business Employees who are employed by a Transferred Subsidiary on the day immediately preceding the Closing Date, are referred to collectively as the “Transferred Employees.” Seller shall be responsible for (i) the payment of any termination or severance payments (including under the KERP) that are owed and (ii) the provision of health plan continuation coverage in accordance with the requirements of COBRA or any similar applicable Law, as applicable, for any Business Employees (including their eligible spouses and dependents) that are not actively employed by Seller or one of the Subsidiaries on the day immediately preceding the Closing Date that in each case result from such Business Employees’ employment by Seller or such Subsidiary, other than any termination or severance payments (including under the KERP) to the extent payable as a result of the transactions contemplated by this Agreement. Purchaser shall be responsible for (i) the payment of any termination or severance payments (including under the KERP) that are owed and (ii) the provision of health plan continuation coverage in accordance with the requirements of COBRA or any similar applicable Law, as applicable, for any Business Employees (including their eligible spouses and dependents) that are actively employed by Seller or one of the Subsidiaries on the day immediately preceding the Closing Date that in each case result from such Business Employees’ employment by Seller or such Subsidiary and for all termination or severance payments (including under the KERP) to the extent payable as a result of the transactions contemplated by this Agreement.
     (b) For all purposes, including eligibility, vesting and benefit accrual (but excluding benefit accrual under any defined benefit plan) under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with Parent, Seller or the Subsidiaries, as applicable, and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Benefit Plan. The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions, waiting time or any other eligibility requirements and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.
     (c) Except as required by applicable Law, as of the Closing Date the Transferred Employees shall cease to accrue further benefits under the Parent Plans; provided, however, that Parent shall take such actions as may be necessary to, effective immediately prior to the Closing Date, cause all Transferred Employees to be fully vested in any unvested portion of their benefits under any Benefit Plan that is a 401(k) plan. Except as otherwise expressly provided below in this Section 7.8(c) or in Section 7.8(d), from and after the Closing Date, Parent will retain all obligations and liabilities under the Parent Plans, and neither Purchaser nor any of its Affiliates will have any obligation or liability with respect thereto. Purchaser will not assume sponsorship or any liability with respect to any of the Parent Plans or any part thereof, and no Parent Plan and no assets of any Parent Plan will be transferred to Purchaser or any of its Affiliates or to any plan of Purchaser or any of its Affiliates. Notwithstanding the foregoing, Purchaser shall assume all liability for each Transferred Employee’s vacation accrual outstanding as of the Closing Date to the extent reflected in Working Capital as of the Closing Date. As of the Closing Date, Purchaser shall assume all assets and liabilities with respect to the Transferred Benefit Plans. As soon as practicable following the Closing, the Transferred Employees with account balances in Parent’s 401(k) plan shall be entitled to receive a lump sum distribution of such vested balances and, if requested by any such employee, Purchaser’s 401(k) plan shall accept a direct rollover contribution of such employee’s account balances pursuant to Code Section 401(a)(31). Parent and Purchaser shall take (or shall cause to be taken) all actions reasonably necessary to effect the transfer of assets in accordance with the foregoing sentence.
     (d) In the event of a termination of employment after the Closing Date of any Transferred Employee who is a participant in Parent’s Key Employee Retention Plan (the “KERP”) as of the Closing Date, Purchaser will provide such Transferred Employee with severance benefits which are substantially similar in the aggregate to those provided for by the KERP, in accordance with the terms of Section 4.01 and Schedule C of the KERP (and such other provisions of the KERP as are necessary to give effect to such section, including the release provision of Section 4.03 thereof) and in accordance with the terms of Schedule 7.8(d).
     (e) On the Closing Date, Seller shall deliver to Purchaser a list of all Business Employees (by position and location of employment) who have terminated employment with the Company within 90 days of the Closing Date under circumstances that could give rise to liability under the WARN Act. Purchaser and its Affiliates shall not terminate the employment of any Transferred Employee within ninety (90) days following the Closing Date to the extent such termination would reasonably be expected to result in any Liability to Parent or Seller under the WARN Act or any similar applicable Law, and Purchaser shall provide written notice to Seller upon any termination of the employment of any Transferred Employee by Purchaser or its Affiliates within ninety (90) days following the Closing Date.
     (f) Purchaser and its Affiliates shall accept and agree to all of the terms and conditions of any collective bargaining agreement or other labor union agreement or contract to which any Transferred Subsidiary is a party as of the date hereof or entered into after the date hereof in compliance with this Agreement.
     (g)
     (i) Canadian Purchaser shall establish or designate a registered pension plan in Canada effective as of the Closing Date (the “Purchaser Canadian Plan”), which shall have terms which are substantially similar to terms of Seller’s or its Subsidiaries’ registered pension plan in Canada (the “Seller Canadian Plan”) and with contribution rates no less favorable than those provided under the Seller Canadian Plan in effect immediately prior to the Closing Date.

     (ii) Effective as of the Closing Date, the Transferred Employees who are members of the Seller Canadian Plan shall begin to accrue benefits under the Purchaser Canadian Plan, subject to applicable Laws. The period of service of the Transferred Employees with Seller or its Subsidiaries prior to the Closing Date shall be recognized in the Purchaser Canadian Plan for purposes of eligibility and vesting and for purposes of any service based contribution rate.
     (iii) As soon as practicable following the Closing Date, Seller shall provide to Purchaser a draft report (the “Draft Transfer Report”) which shall identify, as at the Closing Date, the defined contribution assets held in the Seller Canadian Plan in respect of the Transferred Employees, and shall set out such information as is required by applicable Laws to request the consent of the Ontario Superintendent of Financial Services (the “Superintendent”) to the transfer of the defined contribution accounts of the Transferred Employees from the Seller Canadian Plan to the Purchaser Canadian Plan.
     (iv) If Purchaser disagrees with any calculation set forth in the Draft Transfer Report, Purchaser shall as soon as practicable deliver notice to Seller. In the event of such notice, Seller and Purchaser shall discuss the disagreement, and if they are unable to reach an agreement as to such calculation within fifteen (15) calendar days after Seller’s receipt of the notice of Purchaser’s disagreement, then Seller and Purchaser shall mutually engage the accounting firm of KPMG or any other multi-national independent accounting firm mutually acceptable to the parties (the “Independent Accountants”) which shall review such calculation. The Independent Accountants’ determination of such calculation shall be final and binding on all parties, absent fraud or arithmetic error. The cost of such determination shall be borne equally by Seller and Purchaser.
     (v) If Purchaser accepts the Draft Transfer Report or after final determination, pursuant to Section 7.8(g)(iv), of any disagreement, Seller shall submit such report in final form (the “Transfer Report”) to the Superintendent, and shall promptly provide to Purchaser a copy of all correspondence from and to Seller regarding the Transfer Report.
     (vi) If the Superintendent does not consent to a transfer from the Seller Canadian Plan in accordance with the Transfer Report, there shall be no transfer. If the Superintendent consents to such a transfer, then as soon as practicable after Seller’s receipt of such consent, Seller shall cooperate with Purchaser to cause the transfer to the Purchaser Canadian Plan of cash, assets or a combination of cash and assets, to be determined by mutual agreement between Seller and Purchaser subject to the obtaining of any necessary Seller Canadian Plan member or beneficiary consent, in respect of the defined contribution accounts of the Transferred Employees who are members of the Seller Canadian Plan, all in accordance with the Transfer Report.
     (vii) During the period between the Closing Date and the date on which assets are transferred from the Seller Canadian Plan to the Purchaser Canadian

Plan pursuant to this Section 7.8(g), (A) Seller shall administer the Seller Canadian Plan in accordance with applicable Laws and the terms thereof, and shall not make any changes to the Seller Canadian Plan in respect of the Transferred Employees, except as may be required by applicable Laws; (B) Seller shall cause the defined contribution account balances of the Transferred Employees to be invested pursuant to the investment arrangements in effect under the Seller Canadian Plan at the Closing Date, subject to such directions from the Transferred Employees as are permitted under the terms of the Seller Canadian Plan and any reasonable restrictions as determined by Seller which may be necessary to effect the transfer of assets under Section 7.8(g)(vi), and shall cause such balances to be adjusted to take into account the actual investment earnings or losses, as applicable, under such investment arrangements; and (C) Seller shall cause the funding agent of the Seller Canadian Plan to record and administer all disbursements (including periodic or lump sum benefit payments and applicable plan and fund related expenses) relating to the Transferred Employees in respect of and on behalf of the Purchaser Canadian Plan. Following the transfer of the defined contribution account balances of the Transferred Employees from the Seller Canadian Plan to the Purchaser Canadian Plan pursuant to this Section 7.8(g), Seller and the Seller Canadian Plan shall have no obligations or liabilities relating to the pension and other benefits and entitlements of the Transferred Employees under the Seller Canadian Plan, except to the extent such obligation or liability was the result of a breach of duty or other violation under applicable Laws occurring prior to the transfer.
7.9 Supply Agreement; Transition Services Agreement.
     (a) Promptly after the date hereof, Seller and Purchaser shall negotiate in good faith the terms, duration and cost of a supply agreement for insulated wire products of Seller’s CableTech Business for use in the Business (the “Supply Agreement”). The general principles to be applicable to the Supply Agreement shall be that (i) the initial term will be one (1) year from the Closing Date, and (ii) if during the term of the Supply Agreement Purchaser receives a bona fide offer from another supplier to sell the same or similar insulated wire products as those covered by the Supply Agreement at a price lower than the prices set forth in the Supply Agreement, Purchaser may provide written notice and reasonable evidence of such offer to Seller and Seller shall, thirty (30) days following receipt of such notice, meet said price for all subsequent purchases under the Supply Agreement; provided, that Seller shall not be required to reduce the initial prices set forth in the Supply Agreement by more than five percent (5%) prior to the date that is one hundred eighty (180) days following the Closing Date.
     (b) Transition Services. Promptly after the date hereof, the parties shall negotiate in good faith the terms, duration and cost of a transition services agreement (the “Transition Services Agreement”). The general principles to be applicable to the Transition Services Agreement shall be as follows:
     (i) Parent, Seller and the Retained Subsidiaries shall provide to Purchaser those services provided to the Business or the Transferred Subsidiaries on or prior to the date hereof or otherwise reasonably requested by Purchaser in order to allow for the operation of the Business in the Ordinary Course of Business, including (A) shared facility space at Parent’s offices in Westland, Michigan, (B) finance and accounting support services, including payroll processing, accounts payable processing, accounting, Hyperion system support, credit, collections and cash application services, and bank/lock box transition, (C) information technology application support services, including system operations and support and specifically requested special projects, and (D) information technology data processing services, including software services, fixed asset systems, and hosting, maintenance, collocation, Internet connection, tape storage/disaster recovery and router maintenance services (the “Services”);
     (ii) Purchaser will be billed for services provided by (A) third party vendors under the software license agreements between QAD, Inc. and Parent, including maintenance and licensing, and (B) and data, voice, cellular and Blackberry services (the “Third Party Services”) either directly by the vendors or by Parent or Seller presenting vendor invoices to Purchaser for reimbursement;
     (iii) All Services to be provided by Parent, Seller and the Retained Subsidiaries (excluding the direct billed Third Party Services noted in (ii) above) shall be provided at their costs historically charged to the Business for such Service or, for all Services which were not previously charged to the Business, for no charge for the six month period after the closing and for the period thereafter for an aggregate amount for all such Services not to exceed Eighty Eight Thousand Dollars ($88,000), which aggregate amount shall be allocated among specific Services in a mutually agreeable manner;
     (iv) Services shall be made available for a minimum of six (6) months, with the ability of Purchaser to extend such Service for a period not to exceed twelve (12) months from Closing. The general principle will be for Purchaser to migrate away from utilizing a particular Service as soon as reasonably practicable and commercially reasonable; and
     (v) Purchaser shall be permitted to terminate any one or more of the Services upon fifteen (15) days prior notice of its intention to terminate such Services, and such termination of such Services shall not in and of itself, terminate the Transition Services Agreement.
7.10 Tax Matters.
     (a) Control of Tax Audits. Purchaser shall promptly notify Parent in writing upon receipt by any Transferred Subsidiary of a written notice of any pending or threatened Tax audits or assessments for which the Parent or Seller may have liability pursuant to this Agreement, and Parent shall have the right to represent the interests of the Transferred Subsidiaries in any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to any Tax for any Pre-Closing Tax Period (excluding Tax with respect to any Straddle Period) (a “Pre-Closing Tax Proceeding”) and to employ counsel of its choice; provided, that if the results of such Pre-Closing Tax Proceeding could reasonably be expected to have a material adverse effect on

Purchaser, any of Purchaser’s Affiliates or any of the Transferred Subsidiaries for any Post-Closing Tax Period (an “Adverse Pre-Closing Tax Proceeding”), then Parent shall (i) keep Purchaser informed regarding the progress and substantive aspects of any Adverse Pre-Closing Tax Proceeding, (ii) provide Purchaser with an opportunity to comment on any written materials to be submitted to the applicable Governmental Body in connection with an Adverse Pre-Closing Proceeding and (iii) shall not compromise or settle an Adverse Pre-Closing Tax Proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall promptly notify Purchaser if it decides not to control the defense or settlement of any such Pre-Closing Tax Proceeding and Purchaser thereupon shall be permitted to defend and settle such Pre-Closing Tax Proceeding. With respect to any Tax Proceeding (excluding any Pre-Closing Tax Proceeding) of any of the Transferred Subsidiaries relating to a Straddle Period, Parent and Purchaser shall jointly control the defense and settlement of any such Tax Proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall have the right to represent the interests of the Transferred Subsidiaries in any Tax Proceeding relating to any Tax for any Post-Closing Tax Period (excluding Tax with respect to any Straddle Period) and to employ counsel of its choice; provided, that if the results of such Post-Closing Tax Proceeding could reasonably be expected to have a material adverse effect on Parent or any of Parent’s Affiliates for any Post-Closing Tax Period or give rise to an indemnity claim pursuant to Section 9.1 (an “Adverse Post-Closing Tax Proceeding”), then Purchaser shall (i) keep Parent informed regarding the progress and substantive aspects of the portion of such Adverse Post-Closing Tax Proceeding that could give rise to any indemnification by Parent or any of its Affiliates, (ii) provide Parent with an opportunity to comment on any written materials to be submitted to the applicable Governmental Body in connection with such portion of such Adverse Post-Closing Proceeding and (iii) shall not compromise or settle such portion of such Adverse Post-Closing Tax Proceeding without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
     (b) Tax Returns. Purchaser shall, or cause the Transferred Subsidiaries to, properly prepare or cause to be properly prepared, and shall timely file or cause to be timely filed, all Tax Returns of the Transferred Subsidiaries that are required to be filed after the Closing Date except for any federal or state income Tax Returns of Noma O.P., Inc. for a Pre-Closing Tax Period that are filed on a combined, unitary, or consolidated basis with any of Parent, Seller or their Subsidiaries, which Parent or Seller shall cause to be filed; provided, that Parent shall reimburse Purchaser for (i) all reasonable out-of-pocket costs incurred in preparing Tax Returns of the Transferred Subsidiaries that relate to periods ending on or prior to the Closing Date and (ii) a portion of all reasonable out-of-pocket costs incurred in preparing Straddle Period Tax Returns of the Transferred Subsidiaries, which costs shall be apportioned based upon the number of days relating to the pre-Closing portion of the Straddle Period (such Tax Returns to be filed by or on behalf of Purchaser, “Transferred Subsidiary Tax Returns”). Purchaser shall engage Deloitte & Touche LLP, or another nationally recognized firm mutually selected by Purchaser and Parent, to prepare the income Tax Returns of the Transferred Subsidiaries for Pre-Closing Periods and Straddle Periods. The Transferred Subsidiary Tax Returns shall be prepared in a manner consistent with past practices, unless such past practices are not in accordance with applicable Law. Purchaser shall provide Parent with drafts of all Transferred Subsidiary Tax Returns for all

Pre-Closing Tax Periods (including Tax Returns that cover Straddle Periods) no later than thirty (30) days prior to the earlier of the due date or filing date thereof, taking into account all applicable extensions. Parent shall have the right to review and provide comments on such Transferred Subsidiary Tax Returns during the fifteen (15) day period following the receipt of such Transferred Subsidiary Tax Returns and Purchaser shall accept all reasonable comments to the extent such comments affect Taxes of the Transferred Subsidiaries in a Pre-Closing Tax Period. No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any such Transferred Subsidiary Tax Return (giving effect to extensions) or five (5) Business Days following written request from Purchaser, whichever is later, Seller shall pay Purchaser an amount equal to the portion of Taxes attributable to the Pre-Closing Tax Period, as determined pursuant to the principles set forth in Section 7.10(e), except to the extent such Taxes are accrued and taken into account in determining Final Working Capital.
     (c) Cooperation; Other Tax Matters. Seller and Purchaser shall cooperate fully with each other in connection with the preparation and timely filing of any Tax Returns required to be prepared and filed by Purchaser, the Transferred Subsidiaries, Parent or Seller hereunder, or in connection with the Business, or in connection with the preparation or filing of any election, claim for refund, consent or certification of any Transferred Subsidiary (including access to books, records and individuals). For the avoidance of doubt, each party shall retain all Tax Returns and other records and information relating to Taxes with respect to the Business in possession of such party immediately following the Closing until the expiration of the applicable statute of limitations.
     (d) Transfer Taxes. All sales (including bulk sales), use, value added, goods and services, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement shall be paid one-half by Purchaser and one-half by Seller, in each case to the extent such Transfer Taxes are not recoverable to such party or an Affiliate thereof. Seller and Purchaser shall use their respective commercially reasonable efforts to deliver certain of the Assets, as appropriate, through an electronic delivery or in such other manner reasonably calculated and legally permitted, and take all other commercially reasonable actions necessary, including the filing of any elections, refund claims or other documents, to minimize or avoid the incurrence of Transfer Taxes.
     (e) Straddle Periods. Taxes attributable to Straddle Periods (including any Taxes resulting from a Tax audit or administrative or court proceeding but excluding any property or ad valorem Taxes) shall be apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date by means of a closing of the books and records of Seller or the applicable Subsidiary, as the case may be, and with respect to the Business as of the close of business on the Closing Date, and property and ad valorem Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days in the period that ends on or prior to the Closing Date and based on the number of days in the Straddle Period beginning after the Closing Date such that the amount allocated to the Pre-Closing Tax Period shall equal the tax due for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period and the amount of Tax allocable to the Post-Closing Tax Period shall equal the tax due for the Straddle Period less the amount allocable to the Pre-Closing Tax Period.
     (f) Allocation of the Purchase Price. The Parties agree that the total consideration, as determined for tax purposes paid for the Assets, including, for the avoidance of doubt, the Transferred Securities, will be allocated to such Assets in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder and any similar provision of state, local and foreign law, as appropriate. Seller and Purchaser will cooperate to agree on the amount of such consideration that is allocable to the Transferred Securities of the Foreign Transferred Subsidiaries by Closing and will attach a schedule setting forth such allocation to this Agreement at Closing. Seller shall provide Purchaser with a proposed schedule detailing how the remainder of such consideration is allocable to the Assets (other than the Transferred Securities of the Foreign Subsidiaries) within ninety (90) days following the Closing Date (the “Allocation Schedule”). Within 30 days after the receipt of the Allocation Schedule, Purchaser will propose to Seller any changes to the Allocation Schedule. Purchaser and Seller will endeavor in good faith to resolve any differences with respect to the Allocation Schedule within 30 days after Seller’s receipt of notice of objection or suggested changes from Purchaser. If an agreement is reached, Seller and Purchaser agree that for income tax purposes, they shall report the transactions contemplated by this Agreement in accordance with such allocation, provided that nothing contained herein shall prevent Seller, Purchaser or the Transferred Subsidiaries from settling any proposed deficiency or adjustment by any taxing authority based on or arising out of the allocation agreed to by Purchaser and Seller pursuant to this Section 7.10(f) and none of Seller, Purchaser or the Transferred Subsidiaries will be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such allocation. If, however, Purchaser and Seller cannot in good faith resolve any differences with respect to the Allocation Schedule, Purchaser and Seller shall prepare separate allocations.
     (g) Tax Refunds. Any Tax refunds of a Transferred Subsidiary that are received by such Transferred Subsidiary, and any amounts credited against Taxes that would otherwise be payable by a Transferred Subsidiary in a Post-Closing Tax Period, with respect to Taxes paid by such Transferred Subsidiary in a Pre-Closing Tax Period shall be for the account of Parent and Seller, and Purchaser shall pay over to Parent any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for a Tax refund or a Tax proceeding results in a payment or credit against Tax by a taxing authority to Purchaser or its Affiliates (including any Transferred Subsidiary) of any Tax liability of a Transferred Subsidiary taken into account in the calculation of Final Working Capital and has not otherwise been taken into account under this Section 7.10(g), Purchaser shall pay such amount (net of any reasonable out-of-pocket expenses incurred to obtain such Tax refund or credit and net of any Taxes imposed on such Transferred Subsidiary as a result of the receipt of such Tax refunds or credit) to Parent within fifteen (15) days after receipt or entitle thereto. Any amount paid by Purchaser to Seller under this Section shall be treated as an adjustment to the purchase price paid for the stock of the Transferred Subsidiaries that receive such refund or credit.
     (h) Amended Tax Returns and Other Post-Closing Actions. Unless otherwise required by applicable Law, none of Purchaser, the Transferred Subsidiaries or their Affiliates shall amend any Tax Return filed with respect to any Pre-Closing Tax Period of the Transferred

Subsidiaries without the express written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. None of Purchaser or its Affiliates (including the Transferred Subsidiaries) shall take any action on the Closing Date other than in the Ordinary Course of Business or as contemplated under this Agreement if such action could increase the Tax Liability or indemnification obligations of Seller or its Affiliates.
     (i) Section 338 Election. Seller shall reasonably determine in good faith and advise Purchaser in writing, as soon as reasonably practicable following the final determination of the Allocation pursuant to Section 7.10(f), but in no event later than one hundred eighty (180) days following the Closing Date, whether an election under Section 338 of the Code with respect to the acquisition of each Transferred Subsidiary (each election, a “338 Election”) can be made without any adverse effect on Seller. If Seller determines that there is no adverse effect from a 338 Election with respect to a Transferred Subsidiary, Purchaser may make a 338 Election for such Transferred Subsidiary without the Seller’s prior written consent. If Seller determines that there is an adverse effect of making a 338 Election with respect to a Transferred Subsidiary, Purchaser shall not make a 338 Election for such Transferred Subsidiary without the Seller’s prior written consent.
     (j) GST Elections. Canadian Purchaser will be registered under Part IX of the Excise Tax Act (Canada) as of immediately prior to the Closing. At the Closing, Canadian Purchaser and Canadian Seller shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Purchased Assets take place on a goods and services tax-free basis under Part IX of the Excise Tax Act (Canada), and Canadian Purchaser shall file the election in the manner and within the time prescribed by the applicable Law. Purchaser shall indemnify and hold Seller harmless in respect of any goods and services tax, penalties, interest and other amounts which may be assessed against Canadian Seller as a result of the transactions under this Agreement not being eligible for such election or as a result of the Canadian Purchaser’s failure to file the election within the prescribed time.
     (k) ITA Election. Canadian Purchaser and Canadian Seller shall timely execute jointly an election in prescribed from under Section 22 of the Income Tax Act (Canada) as to the sale of Accounts Receivable of the Canadian Seller and shall designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 7.10(f) as the consideration paid therefor.
     (l) Provincial Sales Tax Certificate. Seller shall obtain and provide to Purchaser at the Closing, or as soon as is reasonably possible thereafter, a certificate (a “Clearance Certificate”) pursuant to section 6 of the Retail Sales Tax Act (Ontario) indicating that Seller has paid all provincial sales taxes collectable or payable by Seller up to the Closing or has entered into satisfactory arrangements with the Ontario Ministry of Finance for the payment of such provincial sales taxes.
          7.11 Use of Name.
     (a) Purchaser agrees that it shall, and shall cause the Transferred Subsidiaries to, (i) as soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, cease to make any use of the name “GenTek” or any other service marks, domain names, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), (ii) immediately after the Closing, cease to hold itself out as having any affiliation with Parent or any of its Affiliates (other than the Transferred Subsidiaries) and (iii) effective as of the Closing, in the case of any Transferred Subsidiary whose name includes the name “GenTek”, change its corporate name to a name that does not include the name “GenTek” and make any necessary legal filings with the appropriate Governmental Body to effect such change. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Purchaser shall, and shall cause the Transferred Subsidiaries to, remove, strike over or otherwise obliterate all Seller Marks from all materials owned by Purchaser or any Transferred Subsidiary, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. Notwithstanding the foregoing, Purchaser and the Transferred Subsidiaries shall be entitled to use and sell in the Ordinary Course of Business all inventory, packaging materials, product literature, brochures and promotional materials existing or on order on the Closing Date until all such inventory, packaging materials, product literature, brochures and promotional materials are used, sold or otherwise disposed of.
     (b) Parent and Seller agree that they shall, and shall cause the Retained Subsidiaries to, (i) as soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, cease to make any use of the name “Noma” or any other service marks, domain names, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Transferred Marks”), and (ii) effective as of the Closing, in the case of Seller or any Retained Subsidiary whose name includes the name “Noma”, change its corporate name to a name that does not include the name “Noma” and make any necessary legal filings with the appropriate Governmental Body to effect such change. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Seller shall, and shall cause the Retained Subsidiaries to, remove, strike over or otherwise obliterate all Transferred Marks from all materials owned by Seller or any Retained Subsidiary, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials, other than Transferred Marks contained in minute books and other Books and Records maintained by Seller or any Retained Subsidiary not included in the Assets. Notwithstanding the foregoing, Seller and the Retained Subsidiaries shall be entitled to use and sell in the Ordinary Course of Business all inventory, packaging materials, product literature, brochures and promotional materials existing or on order on the Closing Date until all such inventory, packaging materials, product literature, brochures and promotional materials are used, sold or otherwise disposed of.
          7.12 Termination of Intercompany Obligations. Except as set forth on Schedule 7.12 and for the Transition Services Agreement, the Supply Agreement and the other Transaction Documents, on or prior to the Closing Date, Seller shall cause to be terminated and cancelled (x) all intercompany accounts payable and other obligations from Seller or the Retained Subsidiaries to the Transferred Subsidiaries, to the extent that they are greater than all intercompany accounts payable and other obligations from the Transferred Subsidiaries to Seller or the Retained Subsidiaries, (y) all intercompany accounts payable and other obligations from the Transferred Subsidiaries to Seller or the Retained Subsidiaries, to the extent that they are greater than all intercompany accounts payable and other obligations from Seller or the Retained Subsidiaries to the Transferred Subsidiaries, and (z) all agreements between Seller or the Retained Subsidiaries and the Transferred Subsidiaries, in each case in all respects such that there is no liability thereunder on the part of Seller or such Subsidiary or such Transferred Subsidiary. Seller and Purchaser shall cooperate in good faith to mutually agree on determining which intercompany accounts payable and other obligations shall be terminated and cancelled pursuant to clauses (x) and (y) hereof. Except as expressly set forth in this Agreement, on or prior to the Closing Date, Seller shall cause to be terminated and cancelled all indemnity obligations from the Transferred Subsidiaries to Seller or the Retained Subsidiaries, and all indemnity obligations from Seller or the Retained Subsidiaries to the Transferred Subsidiaries, in each case, in all respects such that there is no liability thereunder on the part of Seller or such Subsidiary or such Transferred Subsidiary except as contemplated hereby. Seller and the Retained Subsidiaries shall cause the foregoing to be effectuated without any cost or expense to the Transferred Subsidiaries or the Business.
          7.13 Non-Competition.
     (a) In consideration of Purchaser entering into this Agreement and in order that Purchaser and the Canadian Purchaser may enjoy the full benefit of the Assets and the Business acquired from Seller and the Canadian Seller,
     (i) for a period of five (5) years from and after the Closing Date (the “Noncompetition Period”), neither Parent, Seller nor any of their respective subsidiaries shall, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in (other than an investment that results in such Person owning less than 5% of the outstanding voting stock of a publicly traded company), or carry on a business which, directly or indirectly, is in competition with the Business anywhere in the world other than Canada;
     (ii) Parent shall cause Canadian Seller to execute and deliver to Purchaser and Canadian Purchaser at the Closing an agreement (the “Canada Non-Competition Covenant”), pursuant to which Canadian Seller shall agree that during the Noncompetition Period, Canadian Seller shall not, and shall cause Parent, Seller and their respective subsidiaries (other than Canadian Seller) not to, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in (other than an investment that results in such Person owning less than 5% of the outstanding voting stock of a publicly traded company), or carry on a business which, directly or indirectly, is in competition with the Business anywhere in Canada;
          provided, however, that in no event shall any purchaser of the CableTech Business, or any Affiliates of such purchaser (in each case that is not an Affiliate of Parent or

Seller), be subject to the obligations set forth in this Section 7.13 and in the Canada Non-Competition Covenant so long as such purchaser or any of its Affiliates, at the time of such purchaser’s acquisition of the CableTech Business, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, owns, manages, operates, controls, participates in, invests in (other than an investment that results in such Person owning less than 5% of the outstanding voting stock of a publicly traded company), or carries on a business which, directly or indirectly, is in competition with the Business.
     (b) For greater certainty, the parties agree that the Canada Non-Competition Covenant is an integral part of this Agreement, including the agreements and documents under Section 2.5 hereof. Canadian Seller and Canadian Purchaser acknowledge and agree that no amount of the Purchase Price received or receivable by or allocated to the Canadian Seller is allocated explicitly to the Canada Non-Competition Covenant. The Canadian Seller and Canadian Purchaser agree to file any joint election, if required, to ensure that proposed subsection 56.4(5) of the Income Tax Act (Canada) or amendment to such proposal as enacted as Law or a successor provision thereto applies.
     (c) Parent, Seller and Canadian Seller acknowledge and agree that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 7.13 and of the Canada Non-Competition Covenant will be inadequate and, accordingly, Parent, Seller and Canadian Seller covenant and agree that Purchaser and Canadian Purchaser shall, in addition to any other rights and remedies which Purchaser may have at law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, Parent, Seller, Canadian Seller, Purchaser and Canadian Purchaser agree that the terms of the covenant in this Section 7.13 and in the Canada Non-Competition Covenant are fair and reasonable in light of Purchaser’s and Canadian Purchaser’s plans for the Assets and the Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 7.13 and in the Canada Non-Competition Covenant shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 7.13 and in the Canada Non-Competition Covenant shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.
          7.14 Non-Solicitation.
     (a) For three (3) years after the Closing Date, Parent and Seller shall not, and shall cause their respective subsidiaries (other than the Transferred Subsidiaries) not to, whether for their own account or for the account of any Person, solicit (excluding general solicitations by newspaper or other public media or non-directed third-party search firm), offer employment to or hire any Transferred Employee.

     (b) For three (3) years after the Closing Date, Purchaser shall not, and shall cause its subsidiaries not to, whether for their own account or for the account of any Person, solicit (excluding general solicitations by newspaper or other public media or non-directed third-party search firm), offer employment to or hire any employee of Parent or any of its subsidiaries.
          7.15 Insurance.
     (a) To the extent that any insurance policies or binders cover any loss, liability, claim, damage or expense relating to the Business (other than the Excluded Assets and the Excluded Liabilities), the Assets, the Assumed Liabilities or the Retained Aviation Products and relating to or arising out of occurrences or wrongful acts prior to the Closing Date and such policies continue after the Closing Date to permit claims to be made thereunder with respect to such occurrences or acts prior to the Closing Date, Parent, Seller and their Affiliates shall cooperate with Purchaser and its Affiliates to submit any such claims, including filing and furnishing required notices for the benefit of or on behalf of Purchaser or its Affiliates under such policies or pursuing claims previously made. Parent and Seller shall use their reasonable best efforts so that, on and after the Closing Date, Purchaser and its Affiliates will be able to have the right to make claims for indemnification to the extent possible under the terms of such policies and, to the extent assignable, shall assign the right to make such claims to Purchaser.
     (b) If there shall have been suffered between the date of this Agreement and the Closing Date any casualty or loss relating to the Assets, then at the Closing all claims to insurance proceeds or other rights of Seller or any of its Subsidiaries against third parties relating to such casualty or loss shall (to the extent assignable) be separately assigned by Seller or its Subsidiaries to Purchaser (to the extent such proceeds have not been applied to mitigate such casualty or loss). To the extent not so assignable, Seller shall, and shall cause its Subsidiaries to, remit all proceeds received from insurers or third parties to the extent related to such claims (and to the extent such proceeds have not been applied to mitigate such casualty or loss) to Purchaser.
          7.16 No Solicitation or Negotiation. Parent and Seller agree that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither Parent nor Seller, nor any of their respective Affiliates or Representatives will (A) solicit, initiate, encourage or accept any other proposals or offers from any Person (other than Purchaser) (x) relating to any acquisition or purchase of all or any portion of the Assets or the Business, other than in connection with the sale of Inventory in the Ordinary Course of Business, or (y) to enter into any business combination or other extraordinary business transaction, except in the case of this clause (y) as would not have a Material Adverse Effect or as would not materially impair or delay the ability of Parent and Seller to perform their respective obligations under this Agreement, (B) release any Person from, or waive any provision of, any confidentiality agreement that relates to the Assets or the Business, or (C) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person (other than Purchaser) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Parent and Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Parent and Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the principal terms and conditions of such proposal, offer, inquiry or other contact.
          7.17 Certain Notices. From and after the date of this Agreement until the Closing, Parent and Seller, on the one hand, and Purchaser, on the other, shall promptly notify each other orally and in writing of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or by the Transaction Documents, (b) any Legal Proceedings commenced or threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article V, in the case of Parent and Seller, or Article VI, in the case of Purchaser, or that relate to the transactions contemplated by this Agreement or the Transaction Documents, (c) any circumstance, effect, change, event or development known to it that (i) individually or taken together with all other circumstances, effects, changes, events or developments known to it, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) would result in, or would reasonably be expected to result in, any of the conditions to the Closing set forth in Article VIII not being satisfied or which would adversely affect, in any material respect, the ability of the parties to consummate the transactions contemplated by this Agreement or by the Transaction Documents on a timely basis, and (d) in the case of Parent and Seller, any customer listed on Schedule 5.21 or supplier listed on Schedule 5.22, threatening any material modification or change in, or termination of, its business or other relationship with the Business.
          7.18 Successors.
     (a) In the event that following the Closing Date Parent or Seller (or any of their respective successors or assigns) shall, prior to the expiration or termination of all of Parent’s and Seller’s obligations under this Agreement, including Parent’s and Seller’s obligations pursuant to Article IX and Section 7.10 hereof, which continue in effect after the consummation of such transaction, (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any other Person, or (iii) adopt a plan of dissolution or liquidation, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, or such liquidating trust or other agent, as the case may be, shall expressly assume all of Parent’s and Seller’s obligations under this Agreement, including Parent’s and Seller’s obligations pursuant to Article IX and Section 7.10 hereof, which continue in effect after the consummation of such transaction. Prior to any such transaction, Parent and Seller shall notify Purchaser of any transaction that would trigger the terms of this Section 7.18, including the identity of the continuing or surviving corporation or entity, transferee, liquidating trust or other agent, as the case may be.
     (b) In the event that following the Closing Date Purchaser (or any of its successors or assigns) shall, prior to the expiration or termination of all of Purchaser’s obligations under this Agreement, including Purchaser’s obligations pursuant to Article IX and Section 7.10 hereof, which continue in effect after the consummation of such transaction, (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any other Person, or (iii) adopt a plan of dissolution or liquidation, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, or such liquidating trust or other agent, as the case may be, shall expressly assume all of Purchaser’s obligations under this Agreement, including Purchaser’s obligations pursuant to Article IX and Section 7.10 hereof, which continue in effect after the consummation of such transaction. Prior to any such transaction, Purchaser shall notify Parent of any transaction that would trigger the terms of this Section 7.18, including the identity of the continuing or surviving corporation or entity, transferee, liquidating trust or other agent, as the case may be.
          7.19 Bulk Sales. Purchaser waives compliance with the provisions of the Bulk Sales Act (Ontario).
ARTICLE VIII
CONDITIONS TO CLOSING
          8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
     (a) the representations and warranties of Seller and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have resulted in, or would reasonably be expected to result in, a Material Adverse Effect;
     (b) Seller and Parent shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;
     (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
     (d) there shall not be pending or threatened any investigation or Legal Proceeding to which a Governmental Body is a party (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit or limit the ownership or operation by Purchaser of any material portion of the Business or the Assets.

     (e) since the date hereof, there shall not have occurred or be continuing a Material Adverse Effect;
     (f) Seller shall have delivered to Purchaser (i) all necessary Consents of parties to any Contract set forth on Schedule 8.1(f)(i) and (ii) all necessary approvals by or registrations with any Governmental Body set forth on Schedule 8.1(f)(ii);
     (g) Seller and Parent shall have executed and delivered to Purchaser the instruments described in Section 4.2(a);
     (h) Seller shall have delivered to Purchaser a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to evidence the release of all Liens to which any of the Assets are subject other than Permitted Exceptions, and all guarantees, indemnities, and other liabilities and obligations set forth on Schedule 8.1(h);
     (i) Seller shall have delivered to Purchaser a certificate(s) in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under section 1445 of the Code and the Treasury Regulations promulgated thereunder; and
     (j) (A) Seller shall have shut down the operations of the Business at the Concord Facility; (B) Seller shall have transitioned the production of the Business at the Concord Facility, and relocated all Tangible Personal Property (other than the Remaining Concord Assets) located at the Concord Facility, to other facilities operated by the Business; and (C) such relocated production shall be fully installed at such other facilities of the Business and producing product in a substantially similar manner as it produced product at the Concord Facility.
          8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):
     (a) the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have resulted in, or would reasonably be expected to result in, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby;
     (b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

     (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
     (d) Seller shall have obtained all necessary Consents of parties to any Contract set forth on Schedule 8.2(d);
     (e) there shall not be pending or threatened any investigation or Legal Proceeding to which a Governmental Body is a party seeking to restrain or prohibit the consummation of the transactions contemplated hereby;
     (f) at least thirty (30) days shall have passed from the date that Seller or Parent receives written notice from Purchaser of (i) any circumstance, effect, change, event or development known to Purchaser that, individually or taken together with all other circumstances, effects, changes, events or developments known to Purchaser, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) a breach of any representation, warranty, covenant or agreement of Seller or Parent set forth in this Agreement; provided, however, that this paragraph (f) shall not be applicable to any such Material Adverse Effect or breach which is not capable of being cured by Seller or Parent during such thirty (30) day period through the exercise of its commercially reasonable efforts; and
     (g) Purchaser shall have executed and delivered to Seller the instruments described in Section 4.2(b).
          8.3 Frustration of Closing Conditions. None of Purchaser or Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE IX
INDEMNIFICATION
          9.1 Indemnification.
     (a) Following the Closing, subject to the provisions of this Article IX and Section 10.1, Parent and Seller hereby jointly and severally agree to indemnify and hold Purchaser, the Transferred Subsidiaries and their respective directors, officers, employees, stockholders, Affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, obligations, damages, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements (collectively, “Losses”), based upon, attributable to or resulting from:
     (i) the failure of any representation or warranty of Seller or Parent set forth in Article V hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Seller or Parent pursuant to this Agreement, to be true and correct in all respects as of the date made;

     (ii) the breach of any covenant or other agreement on the part of Seller or Parent under this Agreement and the breach of any covenant or other agreement on the part of Canadian Seller under the Canada Non-Competition Covenant;
     (iii) any Excluded Liabilities;
     (iv) Liabilities under or relating to Environmental Laws, including, without limitation, the presence or release of Hazardous Materials on, in, under or from the Owned Properties in excess or violation of Environmental Laws, to the extent relating to events or conditions existing as of, or prior to, the Closing Date;
     (v) (A) all Taxes imposed on any of the Transferred Subsidiaries for any Pre-Closing Tax Period and (B) all Taxes of any Person imposed on any of the Transferred Subsidiaries (1) as a result of being a member on or prior to the Closing Date of any consolidated, combined, affiliated or unitary Tax group or (2) as a transferee or successor, by contract, or otherwise; and
     (vi) any failure to comply with the provisions of the Bulk Sales Act (Ontario).
Notwithstanding the foregoing, Parent and Seller shall not be required to indemnify any Purchaser Indemnified Parties pursuant to clause (v) above or as a result of a breach of a representation or warranty contained in Section 5.7 for any Losses to the extent relating to Taxes arising out of or resulting from (i) a reduction in any net operating loss, capital loss, tax credit carryover or other Tax asset generated in a Pre-Closing Tax Period (including any Pre-Closing Tax Period portion of a Straddle Period), (ii) any transaction that occurs on the Closing Date after the Closing has occurred that is not in the Ordinary Course of Business, or (iii) any transaction of the Transferred Subsidiaries occurring after the Closing Date.
     (b) Following the Closing, subject to the provisions of this Article IX and Section 10.1, Purchaser hereby agrees to indemnify and hold Seller, Parent and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:
     (i) the failure of any representation or warranty of Purchaser set forth in Article VI hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Purchaser pursuant to this Agreement, to be true and correct as of the date made;
     (ii) the breach of any covenant or other agreement on the part of Purchaser under this Agreement; and
     (iii) any Assumed Liabilities.
     (c) Materiality and Material Adverse Effect qualifications shall be given effect for purposes of determining the failure of any representations or warranties to be actionable under

Section 9.1(a)(i) or Section 9.1(b)(i), but shall be disregarded for purposes of calculating Losses under this Article IX. Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that an indemnified party may bring a claim for indemnification for any Losses under this Article IX notwithstanding the fact that such indemnified party had knowledge of the breach, event or circumstance giving rise to such loss prior to the Closing or waived any condition to the Closing related thereto.
          9.2 Limitations on Indemnification for Breaches of Representations and Warranties.
     (a) An indemnifying party shall not have any liability under Section 9.1(a)(i) or Section 9.1(b)(i) hereof:
     (i) unless and until the total amount of Losses to the Seller Indemnified Parties or the Purchaser Indemnified Parties, respectively, finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties, exceeds, in the aggregate, Seven Hundred Thousand Dollars ($700,000) (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, however, that the Deductible and the Cap specified in subsection (ii) below shall not apply to breaches of Sections 5.1 (Organization and Good Standing; Authorization), 5.3 (Subsidiaries), 5.7 (Taxes), 5.24 (Title To Assets), 6.1 (Organization and Good Standing), or 6.2 (Authorization of Agreement); and
     (ii) for any Losses for which the indemnifying parties have liability in excess of Fifteen Million Dollars ($15,000,000) (the “Cap”) once the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties exceeds the Cap.
     (b) The aggregate amount of Losses payable to the Purchaser Indemnified Parties pursuant to this Agreement shall in no event exceed the amount of the Purchase Price.
     (c) Purchaser shall not make any claim for indemnification under this Article IX in respect of any matter that is taken into account in the calculation of Closing Date Working Capital pursuant to Section 3.1.
          9.3 Indemnification Procedures.
     (a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought. The failure of any party entitled to indemnification hereunder to give reasonably prompt notice thereof shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or prejudice as a result of such failure.
     (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third Person (other than such Legal Proceedings, claim or demand with respect to Taxes, which shall be governed by the provisions of Section 7.10) (a “Third Party Claim”) in respect of which indemnification may be sought under Section 9.1 hereof (regardless of the Deductible or the Cap referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or prejudice as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, it shall within thirty (30) days after its receipt of notice of a Third Party Claim from the indemnified party (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate or otherwise deal with such Third Party Claim; provided, however, that the indemnified party shall not be permitted to settle or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the indemnifying party (which shall not be unreasonably withheld). If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable and documented expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.
     (c) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom shall have expired, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder (any such final judgment, settlement or agreement, a “Final Determination”), the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
     (i) Notwithstanding paragraphs (b) and (c) above, if a Third Party Claim involves a claim (A) seeking injunctive relief with respect to the operation of the Business, (B) seeking to impose criminal (other than misdemeanors) fines, penalties or sanctions or (C) by a current material customer or supplier of the Business or Purchaser (each such Third Party Claim, an “Excluded Claim”), then the indemnified party shall, upon written notice to the indemnifying party at the time notice of such Excluded Claim is first given to the indemnifying party, have the right to elect to either (x) assume the defense of such Excluded Claim, in which case, such Excluded Claim shall be subject to clause (ii) below, or (y) submit such Excluded Claim to the indemnifying party pursuant to paragraph (b) above, in which case the procedures in paragraph (b) above shall apply to such Excluded Claim.
     (ii) If an indemnified party elects to assume the defense of an Excluded Claim, such indemnified party shall, at its own expense, be permitted to defend against, negotiate, settle or otherwise deal with such Excluded Claim and shall not be obligated to seek the indemnifying party’s consent to any settlement (except in connection with an Excluded Claim pursuant to clause (i)(C) of this Section 9.3(c), in which case the indemnified party shall not be permitted to settle such Excluded Claim without the prior written consent of the indemnifying party (which shall not be unreasonably withheld)). The indemnifying party shall be permitted, at its own expense, to participate in the defense of such Excluded Claim. Upon a Final Determination, the indemnified party shall be permitted to proceed directly against the indemnifying party for the amount of Losses incurred by reason of such Excluded Claim pursuant to paragraph (a) above (including all expenses incurred by such indemnified party in connection with such Excluded Claim; provided, however, that it is acknowledged and agreed by the parties hereto that the issue of the indemnifying party’s liability for such Excluded Claim and the amount of any applicable Losses shall be addressed de novo and the indemnifying party shall not be prejudiced by any Final Determination with respect to such Excluded Claim).
          9.4 Sole Remedy. The parties hereto agree that their respective remedies under Article IX of this Agreement are their exclusive remedies under this Agreement from and after the Closing Date, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based on the failure of any covenant, agreement or undertaking herein, and the parties hereto hereby waive any claims with respect to any other indemnity available against any indemnifying party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for fraud. Notwithstanding the foregoing, this Section 9.4 shall not operate to interfere with or impede the operation of the provisions of (i) Section 7.10 providing for the resolution of certain disputes with respect to Tax matters and indemnification for any such matters or (ii) Section 7.13 or 7.14 with respect to Parent’s or Purchaser’s right to seek equitable remedies (including specific performance or injunctive relief).
          9.5 Limitation on Losses.

     (a) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE LIABILITY FOR INDEMNIFICATION OF ANY INDEMNIFYING PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED THE ACTUAL DAMAGES OF THE PARTY ENTITLED TO INDEMNIFICATION AND SHALL NOT OTHERWISE INCLUDE INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR OTHER SIMILAR DAMAGES, OTHER THAN COMPENSATORY DAMAGES.
     (b) The amount of Losses payable under this Article IX by the indemnifying party shall be reduced (i) by any amounts actually recovered by the indemnified parties under insurance policies or from any other Person alleged to be responsible for any Losses, net of any expenses incurred by such indemnified party in collecting such amounts; provided, however, that nothing herein shall require any indemnified party to seek to obtain such recoveries, and (ii) to take account of any Tax benefit of the indemnified parties arising from the incurrence of the Loss giving rise to the payment of any such indemnified amount, to the extent such Tax benefit is realized in the current and all future taxable years that the Losses are incurred. In computing the amount of any net Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses, and the Losses shall only be reduced at the time such Tax benefit is realized by the indemnified party. A Tax benefit will be considered to be realized on (A) the date on which the Tax benefit is received as a refund of Taxes, or (B) to the extent that the Tax benefit is not received as a refund of Taxes but rather is claimed as an item that reduces liability for Taxes, the due date of the Tax Return that reflects such change in liability for Taxes.
          9.6 Tax Treatment of Indemnity Payments. Each of Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
          9.7 Environmental Losses. Notwithstanding any other provision of this Agreement, the Purchaser Indemnified Parties shall not be entitled to indemnification with respect to Losses under Section 9.1(a)(iv) to the extent resulting from any investigation of environmental conditions conducted by or at the direction of Purchaser to the extent involving physically invasive testing procedures such as soil and groundwater sampling, other than any such investigation other than any such investigation required or otherwise initiated for a legitimate business purpose (which shall not include an investigation initiated solely for purpose of obtaining indemnification pursuant to Section 9.1(a)(iv)) or required under applicable Law or by any Order.
          9.8 Subrogation. If any indemnifying party makes any payment under this Article IX in respect of any Losses, such indemnifying party shall be subrogated, to the extent of such payment, to the rights of the indemnified party against any third party with respect to such Losses; provided, however, that the indemnifying party shall not have any rights of subrogation hereunder with respect to the other Party hereto or any of its Affiliates or customers, or any of their respective officers, directors, agents or employees.

ARTICLE X
MISCELLANEOUS
          10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and pre-closing covenants and agreements of the parties made herein or in any other document or agreement delivered pursuant to this Agreement shall survive and remain in full force and effect for a period of eighteen (18) months after the Closing Date, notwithstanding any investigation made by or on behalf of Purchaser; provided, however, that (a) the representations and warranties of Parent and Seller contained in Sections 5.1 (Organization and Good Standing; Authorization), 5.3 (Subsidiaries), 5.17 (Financial Advisors), 5.24 (Title to Assets), 6.1 (Organization and Good Standing) and 6.2 (Authorization of Agreement) shall survive indefinitely, (b) the representations and warranties of Parent and Seller contained in Section 5.7 (Taxes) (other than the representation and warranty set forth in Section 5.7(f), which shall survive for eighteen (18) months after the Closing Date) shall survive and remain in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations or statutory Tax assessment period (including all periods of extension, whether automatic or permissive), and (c) the representations and warranties specified in Section 5.16 (Environmental Matters) and obligations arising under Section 9.1(a)(iv) shall survive and remain in full force and effect until five years after the Closing Date (the applicable period, the “Survival Period”), and there shall be no liability in respect thereof to any party hereto or their Affiliates in respect thereof after the expiration of the Survival Period, whether such liability has accrued prior to or after the Closing Date except as to any matters with respect to which a bona fide written claim shall have been made within the Survival Period, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until such claim shall have been finally resolved. All covenants and agreements, which, by their terms, contemplate performance after the Closing Date, shall survive in accordance with their terms.
          10.2 Expenses. Except as otherwise provided in this Agreement, Purchaser shall bear its expenses and Parent and Seller shall bear their expenses and the expenses of the Subsidiaries, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
          10.3 Submission to Jurisdiction; Consent to Service of Process.
     (a) Any litigation against any party hereto, including any to enforce any judgment entered by any court in respect thereof, may be brought in any federal or state court of competent jurisdiction located in State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within New York, New York, over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.
          10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Transition Services Agreement, the Supply Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action or nonaction taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or nonaction of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state.
          10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to Parent or Seller, to:

GenTek Inc.
90 East Halsey Road
Parsippany, NJ 07054
Facsimile: (973) 515-3244
Attention: James Imbriaco

With a copy to:
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Facsimile: (202) 637-2201
Attention: Raymond B. Grochowski
If to Purchaser, to:
Electrical Components International, Inc.
101 South Hanley Road
Suite 1050
St. Louis, Missouri 63105
Facsimile: (314) 261-7799
Attention: David Webster, Chief Executive Officer
and
Francisco Partners, L.P.
2882 Sand Hill Road, Suite 280
Menlo Park, California 94025
Facsimile: (650) 233-2999
Attention: David T. ibnAle
With a copy to:
O’Melveny & Myers LLP
Embarcadero Center West
275 Battery Street
Suite 2600
San Francisco, CA 94111
Facsimile: (415) 984-8701
Attention: Michael J. Kennedy
                 Michael S. Dorf
          10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations; provided, however, that Purchaser may assign its rights and interests without Parent’s or Seller’s consent (i) to any of its Affiliates or (ii) for collateral security purposes to any lender providing any financing to Purchaser or any of its Affiliates; provided, further, however, in each case of clauses (i) and (ii), any such assignment shall not relieve Purchaser of its obligations hereunder.
          10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ELECTRICAL COMPONENTS
INTERNATIONAL, INC.

By:

Name:
Title:

NOMA HOLDING, INC.

By:

Name:
Title:

GENTEK INC.

By:

Name:
Title: